Exhibit 2.1

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                         Alexion Pharmaceuticals, Inc.,

                          PI Acquisition Company, Inc.

                                       and

                                Prolifaron, Inc.

                         Dated as of September 22, 2000

                         Index of Schedules and Exhibits

            Exhibit Number              Description
            --------------              -----------

            Schedule A                  Defined Terms
            Exhibit 2.3                 Form of Purchaser's Questionnaire
            Exhibit 2.4-A               Form of Employment Agreement
            Exhibit 2.4-B               Form of Consulting Agreement
            Exhibit 3.2(i)              Form of Opinion of the Company's Counsel
            Exhibit 3.2(r)              Form of Option Assumption Agreement
            Exhibit 3.3(c)              Form of Opinion of Parent's Counsel
            Exhibit 3.5(d)              Required Consents
            Exhibit 7.5                 Form of Affiliate Agreement
            Exhibit 8.10                Form of Stockholders Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 22, 2000, is made by and among Alexion Pharmaceuticals, Inc., a Delaware corporation ("Parent"), PI Acquisition Company, Inc., a California corporation and a wholly owned subsidiary of Parent ("Sub"), Prolifaron Inc., a California corporation (the "Company") and certain major shareholders of the Company.

                              W I T N E S S E T H:

      WHEREAS, The Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders that Sub merge with and into the Company, and such Boards of Directors have approved the merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein; and

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, certain holders of shares of the Company's Common Stock, no par value (the "Shares"), have agreed to and will enter into Stockholder Voting Agreements with Parent, substantially in the form of Exhibit 8.10 (the "Stockholder Voting Agreements"); and

      WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and the agreement will constitute a plan of reorganization within the meaning of Treasury Regulation
Section 1.368-2(g);

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stockholder Voting Agreements, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

            1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in the General Corporation Law of the State of California (the "GCL").

            1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed Agreement of Merger and appropriate officer's certificate (collectively, the "Certificate of Merger") is duly filed with the Secretary of State of the State of California, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.1 hereof. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate of Merger is so filed and becomes effective.

            1.3 Certificate of Incorporation. The Certificate of Incorporation of Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that Article 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

"The name of this corporation is Alexion Antibody Technologies, Inc."

            1.4 By-Laws. The By-Laws of Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            1.5 Directors and Officers of Surviving Corporation.

            (a) The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by law.

            (b) The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected or appointed and qualify, as the case may be, in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                    ARTICLE 2

                       Conversion of Shares; Certain Terms

            2.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:


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

                  (a) Each Share of the Company issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or by Parent or any subsidiary of Parent or the Company) shall be converted as follows:

                        (A) except as provided in clause (B) below and subject to the provisions of Section 2.5 below, into the right to receive the number of shares of Parent Common Stock, par value $0.0001 per share (the "Parent Common Stock"; and upon such conversion, the "Parent Shares") determined (calculated to the fifth decimal point) by dividing (i) the Merger Consideration, by (ii) the sum of (x) the number of issued and outstanding Shares of the Company (including Shares directly or indirectly issuable upon the conversion or exchange of securities of the Company) and (y) the number of Shares of the Company issuable upon exercise of all options to purchase capital stock of the Company granted, awarded, committed or which are pending, upon payment in full of the exercise price thereof, whether or not accrued, vested or "in the money" ("Company Stock Options"); or

                        (B) if the owner of Shares shall not have completed and returned to Parent a Satisfactory Purchaser's Questionnaire, the Shares owned by such shareholder shall be converted, subject to the provisions of Section 2.5 below, into the right to receive, in cash, an amount equal to the product of the Average Price, the number of Shares of the Company held by such shareholder and the Exchange Ratio.

            The number of such shares of Parent Common Stock issuable upon conversion of each Share determined in accordance with clause (A) above, assuming no Shares shall be converted into cash pursuant to clause (B) above, is referred to herein as the "Exchange Ratio."

            "Satisfactory Purchaser's Questionnaire" shall mean a Purchaser's Questionnaire of a shareholder of the Company duly completed and at or before 5:00 p.m. E.S.T. the day prior to the Effective Time returned to Parent, substantially in the form of Exhibit 2.3 hereto, indicating that such shareholder is an "accredited investor" (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) and executed by such shareholder, or that such shareholder is not an "accredited investor" but that, by reason of the business or financial experience of the person designated by such shareholder as a professional advisor and purchaser's representative within the meaning of the applicable state securities or Blue Sky laws and Rule 501(h) of such Regulation D, such shareholder together with such designee could be reasonably assumed to have the capacity to protect such shareholder's own interests in connection with the Merger and executed by such shareholder and such designee, and in each case accepted by Parent as a purchaser of shares of Parent Common Stock.

            The "Merger Consideration" shall be the aggregate number of shares of Parent Common Stock to be issued in respect of the Shares and the aggregate number of shares of Parent Common Stock issuable upon exercise of all Company Stock Options, determined by dividing $36.0


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

million by the Average Price; provided, that the number of shares of Parent Common Stock to comprise the Merger Consideration shall not be less than 400,000 shares (except in accordance with the next proviso) nor more than 500,000 shares; provided, further, that (i) if the Effective Time occurs on or prior to September 22, 2000 and the Average Price shall be greater than $99.00, then the Merger Consideration shall equal 400,000 shares of Parent Common Stock; and (ii) if the Effective Time occurs after September 22, 2000 and the Average Price shall be greater than $99.00, then Parent may elect to, and the Company shall
(x) consummate the Merger with Merger Consideration equal to the number of shares of Parent Common Stock equal to $39.6 million divided by the Average Price or (x) not consummate the Merger, in which case the Company is also not obligated to consummate the Merger, except that if the Effective Time occurs on September 25, 2000 and the Average Price shall be greater than $99.00, then the Merger Consideration shall equal 394,000 shares of Parent Common Stock; provided, further, that if the Average Price shall be less than $64.80, then (i) Parent may at its own discretion increase the number of shares of Parent Common Stock above 500,000 shares to provide a total value, based on the Average Price, of $32.4 million, and if Parent shall determine not to so increase the number of shares then (ii) the Company may determine not (and shall not be obligated) to consummate the Merger in which case Parent is also not obligated to consummate the Merger.

            "Average Price" means the simple average of closing prices of Parent Common Stock for the 10 trading days ending on the third trading day prior to the Closing Date (as such term is hereinafter defined).

                  (b) Each Share held in the treasury of the Company, if any, and each Share held by Parent or any subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and retired and cease to exist.

                  (c) Each share of Common Stock of the Sub, par value $0.0001 per share ("Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a fully paid and nonassessable share of Common Stock of the Surviving Corporation.

            2.2 Representatives. Katherine Bowdish and John Larson each is hereby appointed as the representative (the "Representatives") of each shareholder of the Company (each a "Shareholder"), to take such acts as permitted under this Agreement.

            2.3 Purchaser's Questionnaire. On or before the Closing Date, each Shareholder of the Company has delivered to Parent a completed Purchaser's Questionnaire executed by such Shareholder or such Shareholder's purchaser representative, substantially in the form of Exhibit 2.3 hereto (the "Purchaser's Questionnaire"), and Parent shall have accepted each such Shareholder as a purchaser of shares of Parent Common Stock.


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

            2.4 Employment and Consulting Agreements. Simultaneously with the execution of this Agreement, each of Drs. Katherine Bowdish and Shana Barbas will execute an employment agreement substantially in the form of Exhibit 2.4-A (the "Employment Agreement") and each of Drs. Richard Lerner, Dennis Burton and Carlos Barbas (each of Drs. Bowdish, Lerner, Burton, Shana Barbas and Carlos Barbas collectively referred to as the "Named Individuals") will execute a consulting agreement in the form of Exhibit 2.4-B (the "Consulting Agreement"), each providing, inter alia, that such agreement shall not become effective until the Effective Time and that such Named Individuals shall not compete with the Company. On or prior to the Closing Date, at least six (6) other current Ph.D employee-scientists of the Company designated by Parent (the "Employee-Scientists") substantially contemporaneously with the execution of this Agreement will each execute an Employment Agreement. If the Effective Time shall not occur for any reason prior to the expiration of the Closing Period (as hereinafter defined), each such agreement shall be null and void.

            2.5 Exchange of Certificates Representing Shares.

                  (a) As of the Effective Time, Parent shall make available, or shall cause to be made available, with an exchange agent selected by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 2, (i) certificates representing the number of Parent Shares issuable in the Merger, to be issued in respect of all Shares outstanding immediately prior to the Effective Time and which are to be exchanged pursuant to the Merger (exclusive of shares in respect of which cash is to be paid pursuant to Section 2.1(a) (B) above and shares to be cancelled pursuant to Section 2.1(b)), and (ii) cash to be paid in respect of Shares converted into the right to receive cash as provided in Section 2.1 (a) (B) above and cash to be paid in lieu of the issuance of fractional shares as provided in Section 2.7 hereof (such cash and certificates for Parent Shares being hereinafter referred to collectively as the "Exchange Fund").

                  (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record of a certificate or certificates representing Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for Shares shall pass, only upon delivery of the certificates for Shares to the Exchange Agent and such letter of transmittal shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding and customary representations and warranties and indemnification in respect thereof, as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates for Shares. Upon surrender of a certificate for Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the certificate for Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash to be paid which is in the Exchange Fund or in respect of cash in lieu of fractional shares. In the event of any transfer of


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

ownership of Shares which has not been registered in the transfer records of the Company, certificates representing the proper number of Parent Shares, if any, together with a check in an amount of the cash to be paid in lieu of the issuance of fractional shares as provided in Section 2.7 hereof, if any, will be issued to the transferee of the certificate representing the transferred Shares presented to the Exchange Agent, when accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid.

            2.6 Dividends; Voting Rights; Transfer Taxes. No dividends that are declared on Parent Shares will be paid to persons entitled to receive certificates representing Parent Shares nor shall such persons be entitled to vote any such Parent Shares at any regular or special meeting of Parent's stockholders until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Shares shall be issued, any dividends which shall have become payable with respect to such Parent Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Parent Shares are to be issued in a name other than that in which the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Any shares of Parent Common Stock, any cash payable with respect to Parent Common Stock and any portion of the cash payable with respect to the Parent Common Stock pursuant to
Section 2.7 (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company 180 days after the Effective Time shall be delivered to Parent. Any former shareholders of the Company who have not theretofore complied with this Article 2 shall look only to Parent for their shares of Parent Common Stock and any cash payable pursuant to Section 2.1(a) (B) or Section 2.7 upon due surrender of their certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Parent Shares or dividends thereon or, in accordance with Section 2.7 hereof, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat laws.

            2.7 No Fractional Securities. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article 2 and no dividend, stock split-up or other change in the capital structure of the Company shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of stock certificates for exchange pursuant to this Article 2 will be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the closing sale price of one share of Parent Common Stock on the Nasdaq National Market on the day of the Effective Time, or, if shares of Parent Common Stock are not so traded on such day, the closing sale price of one such share on the next preceding day on which such share was traded on the Nasdaq National Market.

            2.8 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing Parent Shares.

            2.9 Lost, Stolen or Destroyed Certificates. In the event any certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against it with respect to such certificate, Parent will issue the shares of Parent Common Stock, and the Exchange Agent will issue any cash payment in lieu of a fractional share in respect thereof, issuable and/or payable in exchange for such lost, stolen or destroyed certificate pursuant to this Article 2 upon due surrender of and deliverable in respect of the Shares represented by such certificate pursuant to this Agreement, in each case, without interest.

            2.10 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                    ARTICLE 3

                    Closing; Deliveries; Conditions Precedent

            3.1 Closing.

                  (a) The closing under this Agreement (the "Closing") shall take place at the offices of Parent's counsel, Golenbock, Eiseman, Assor & Bell, in New York, New York, at 10:00 a.m., local time, at any time on or before October 5, 2000, upon not less than three days' prior written notice of closing to the Representative (provided that the shareholders' approval has been obtained as contemplated by Section 7.6 hereof), specifying the date of the Closing (the date of the Closing being called the "Closing Date"). The Company is granting this right to Parent in view of


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

certain diligence Parent expects to conduct. If Parent shall fail to send such notice of closing within such period or close because of the failure of a condition precedent of Parent to be satisfied, Parent will have no liability to the Shareholders or the Company. It is not presently expected that a closing will occur prior to the expiration of a certain Research and License Agreement between the Company and Centocor, Inc. dated as of January 1, 1999 (the "Centocor Research Agreement").

                  (b) The date for the Closing may be extended by Parent in its sole discretion beyond October 5, 2000, by written notice to the Representatives, if (i) the Shareholders (other than not more than two Shareholders owning, in the aggregate, not more than 2,400 Shares) shall not have delivered Satisfactory Purchaser's Questionnaires to the Representatives and the Named Individuals and the Employee Scientists shall not have delivered executed Employment and Consulting Agreements to the Representatives, and the Representatives shall not have delivered copies thereof to Parent by within two days prior to the Effective Time, but not by more than ten (10) days after such delivery and receipt by Parent of such certification; or (ii) any of Shareholders or the Company shall fail to satisfy any of Company Controlled Conditions (as defined in Section 8.9), but not extended by more than ten (10) days after the satisfaction of such condition(s) precedent. The time during which Parent may cause the Closing to occur, including any such extension, is referred to herein as the "Closing Period".

                  (c) If the Company or Parent shall not close the Merger because a document or instrument to be delivered by the other shall not have been delivered, such of the Company or Parent as shall not have made such delivery may extend the Closing Period by a period not to exceed three (3) business days to produce such document or certificate and such period shall be deemed to automatically extend the Closing Period.

                  (d) In the event a Material Litigation (as defined in Section
8.9 below) shall be commenced, Parent shall be entitled, in its sole and absolute discretion, to extend the Closing Date until December 5, 2000 by payment to the Company of $500,000 at any time on or before October 5, 2000.

                  (e) All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

            3.2 The Company's Deliveries. At the Closing, the Company shall deliver to Parent:

                  (a) a Certificate of Merger, duly signed on behalf of the Company, in proper form for filing to effect the Merger;


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

                  (b) the certificate, in a form reasonably acceptable to Parent, of one or more professional advisors (as defined under applicable Blue Sky laws) with respect to the qualifications of such advisor with respect to all of the Shareholders who or which shall not be "accredited investors" under Rule 501 of Regulation D executed by such advisor and the Shareholder designating such advisor, and Satisfactory Purchaser's Questionnaires duly completed by every Shareholder, sufficient for Parent to issue Parent Shares without registration under applicable securities laws; it being understood that Satisfactory Purchaser's Questionnaires need be furnished with respect to all but two Shareholders holding, in the aggregate, not more than 2,400 Shares;

                  (c) the resignation of all officers and directors of the Company, excluding Katherine Bowdish, effective on the Closing Date, subject, however, to the provisions of the Employment Agreements referred to in subsection (f) of this Section 3.2 below;

                  (d) a duly executed termination and cancellation of any and all agreements among one or more Shareholders or among the Company and any one or more Shareholders, including without limitation the Shareholders' Agreement referenced in Schedule 4.3, but excluding a certain post-closing escrow agreement entered into by some or all of the Shareholders and any other agreement entered in connection herewith or therewith relating to indemnification and other rights of the Shareholders after the Effective Time and the disposition of Parent Shares;

                  (e) the minute books, stock certificate books and stock ledgers and other similar corporate records of the Company, and there shall be available at the principal office of the Company, all books, records, tax returns, customer lists, client records, as well as patent portfolio, research information and invention disclosures, and other similar records necessary or convenient to the conduct of the business of the Company.

                  (f) the confirmation of each Named Individual that the Employment Agreement or Consulting Agreement to which such Named Individual shall be a party shall be effective and in full force and effect;

                  (g) the Employment Agreement of each Employee-Scientist executed by each Employee Scientist and Parent;

                  (h) Certificates, dated as of a date within ten (10) days of the Closing Date (and to the extent practicable, telegrams dated as of the Closing Date or the date prior thereto), as to the good standing of the Company and the payment of franchise taxes and filing of required reports from the appropriate officials of all those jurisdictions in which Company is incorporated or is qualified and authorized to do business as a foreign corporation;

                  (i) the opinion of the Company's counsel, in the form of
Exhibit 3.2(i) hereto;


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

                  (j) copies of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Merger and the other transaction contemplated by this Agreement, and authorizing under the 1999 Plan (as hereinafter defined) the assumption of all options to purchase Shares by Parent, certified by an officer thereof; and

                  (k) a certificate of the Major Shareholders, with respect to the letter dated September 20, 2000 to the Company from Heller Ehrman White & McAuliffe LLP ("HEWM") providing, inter alia, that after interviews and discussions with management of the Company, the Major Shareholders have no reason to believe that the factual basis set forth therein contains any untrue statement of a material fact or omits to state any material fact upon which the analysis, interpretations, positions and conclusions therein contained is based, and the analysis, interpretations, positions and conclusions therein contained are incorrect or misleading as of the Closing Date.

                  (l) the Affiliate Agreements pursuant to Section 7.5 herein;

                  (m) the certificate of the Major Shareholders pursuant to
Section 3.5(h) herein;

                  (n) the consents referred to in Sections 3.5(d) and 3.5(e) herein;

                  (o) the certificate of the Chief Scientific Officer of the Company pursuant to Section 3.5(m) herein;

                  (p) the inventories, plans, investigations and reports, if any, referred to in Section 4.15(e) or (h) herein, to the extent not previously delivered; and

                  (q) the summary of employee benefits plans referred to in
Section 4.16 herein and copies of any tax returns, reports and trust or funding agreements related thereto; and

                  (r) Option Assumption Agreements, substantially in the form of
Exhibit 3.2(r) hereto, duly executed by each holder of a Company Stock Option.

            3.3 Parent's Deliveries. At the Closing, Parent will deliver to the
Company:

                  (a) the Employment Agreements, executed by each Employee-Scientist and Parent;

                  (b) copies of resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement, certified by an officer thereof;


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

                  (c) the opinion of Parent's counsel in the form of Exhibit 3.3(c) hereto; and

                  (d) Certificates dated as of a date within ten (10) days of the Closing Date (and to the extent practicable, telegrams dated as of the Closing Date or the date prior thereto) as to the good standing of the Parent and the payment of franchise taxes and filing of required reports from the appropriate officials of all those jurisdictions in which the Parent is incorporated or is qualified or authorized to do business as a foreign corporation.

            3.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to an under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            3.5 Parent's Conditions Precedent. The obligations of Parent under this Agreement to proceed with the transactions contemplated hereby and effect the Merger are, at the option of Parent in its sole discretion, subject to
Section 3.1 above and to the fulfillment of the following conditions at or prior to the Closing (or on such other date as may be agreed by Parent and the Representatives), and the Company and the Major Shareholders shall use their reasonable best efforts to cause each such condition to be fulfilled:

                  (a) the representations and warranties of the Major Shareholders and the Company contained in this Agreement, any Schedules and Exhibits hereto and/or any certificates or documents delivered in connection with this Agreement that are qualified by materiality shall be true and correct when made, and shall also be true and correct at the time of Closing with the same force and effect as though such representations and warranties were made at that time and all such representations and warranties that are not qualified by materiality shall be true and correct when made and shall be true and correct in all material respects at the time of Closing with the same force and effect as though such representations and warranties were made at that time, in each case, except for changes expressly permitted by this Agreement;

                  (b) each covenant, agreement, delivery and obligation required by the terms of this Agreement to be complied with and performed by the Company and any of the Shareholders at or prior to the Closing shall have been duly and properly complied with and performed;

                  (c) since the date of this Agreement, there shall not have occurred any material adverse change in the business, properties, assets, liabilities, prospects or condition

(financial or otherwise) or results of the operations of the Company due to any cause whatsoever, and no place of business of the Company shall have suffered a substantial fire or other casualty loss or damage;

                  (d) there shall have been obtained by the Company written consents to the Merger from, and there shall have been given any required notices of the Merger to, the appropriate party to or issuer of each contract, agreement, plan, policy, lease (other than the lease referred to in paragraph
(e) below), permit, license and other document or instrument specified on
Exhibit 3.5(d) hereto and made a part hereof, without change in the financial terms thereof, and there shall have been delivered to Parent executed counterparts satisfactory in form and substance to Parent of such consents and notices;

                  (e) any consent of, or notification to, any lessor under any lease of real property used or occupied by the Company which requires such consent or notification in order for such lease to remain in full force and effect after consummation of the transactions contemplated hereby shall have been obtained or given in form and substance satisfactory to Parent, as the case may be, without any increase in the amounts payable by the Company. Each lessor (whether or not described above) under such leases shall have executed and delivered to the Company and Parent an estoppel certificate in form and substance satisfactory to Parent;

                  (f) no action, suit, proceeding or investigation shall have been instituted against Parent, the Company or a Shareholder and be continuing before or by any court, tribunal or governmental body or agency or have been threatened, and be unresolved which action, suit, proceeding or investigation would be reasonably likely to restrain or prevent, or to obtain substantial damages by reason of, any of the transactions contemplated hereby; no court, arbitration or governmental body, agency or official shall have issued any order which would materially restrain the operation by Parent of the business of the Company after the Closing Date;

                  (g) the Company shall have obtained the requisite approval of its shareholders to this Agreement and the Merger and, except for the acceleration of Company Stock Options held by James Iverson (the value of the acceleration of which shall not exceed $5,000),any agreement, contract or arrangement which, in the absence of such approval, might result in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code; and Parent shall have received Satisfactory Purchaser's Questionnaires from all Shareholders (other than not more than two Shareholders owning, in the aggregate, not more than 2,400 Shares);

                  (h) there shall be delivered to Parent a certificate of the Major Shareholders and/or the Representatives, in the name and on behalf of the Major Shareholders, executed on the Closing Date that the conditions set forth in subsections (a) through (g) of this Section 3.5 have been fulfilled;

                  (i) receipt by Parent of an opinion from its financial advisor that the Merger is fair from a financial point of view;

                  (j) all persons who are listed on Schedule 7.5 hereto are affiliates of the Company for the purposes of Rule 145 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"), shall have executed and delivered to Parent an Affiliate Agreement substantially in the form of Exhibit 7.5 hereto;

                  (k) Parent shall have no reason to believe that the issuance of shares of Parent Common Stock to Shareholders in connection with the Merger shall not be exempt from registration under the Securities Act; and the issuance of Parent Common Stock in connection with the Merger shall have been qualified or registered with the appropriate authorities in all jurisdictions in which such qualification or registration is necessary;

                  (l) Parent shall have satisfactory completed its due diligence review of the Company and shall be satisfied with the relationship between the Company and its express and implied licensors and the right of the Company to use and commercialize such technology and the technology used or proposed to be used by it;

                  (m) the Centocor Research Agreement shall have terminated and the Company shall have no further responsibilities or obligations thereunder, and there shall have been delivered to Parent a certificate of the Chief Scientific Officer of the Company affirming same;

                  (n) each Employee-Scientist shall have entered into an Employment Agreement; and

                  (o) all legal matters and proceedings relating to the consummation of the transactions contemplated hereby shall have been completed in all material respects to the satisfaction of counsel for Parent.

            3.6 Company Conditions Precedent. The obligations of the Company and Major Shareholders under this Agreement to proceed with the transactions contemplated hereby and effect the Merger are, at the option of the Company in its sole discretion, subject to the fulfillment of each of the following conditions at or prior to the Closing (or on such other date as may be agreed by Parent and the Representatives), and Parent shall use its reasonable best efforts to cause each such condition to be fulfilled:

                  (a) the representations and warranties of Parent and Sub contained in this Agreement or any certificates or documents delivered by Parent to the Company in connection with this Agreement that are qualified by materiality shall be true and correct when made, and shall also be true and correct at the time of the Closing with the same force and effect as though such representations and warranties were made at that time and all such representations and warranties that are not qualified by materiality shall be true and correct when made and shall be true and correct in all material respects at the time of closing with the same force and effect as though such representations and warranties were made at that time, in each case, except for changes expressly permitted by this Agreement;

                  (b) each covenant, agreement, delivery and obligation required by the terms of this Agreement to be complied with and performed by Parent or Sub at or prior to the Closing shall have been duly and properly complied with and performed;

                  (c) since the date of this Agreement, there shall not have occurred any material adverse change in the business, properties, assets, liabilities, prospects or condition (financial or otherwise) or results of operations of Parent due to any cause whatsoever, and no place of business of Parent shall have suffered a substantial fire or other casualty loss; and

                  (d) there shall be delivered to the Company a certificate of Parent executed on the Closing Date that the conditions set forth in subsections
(a) and (c) of this Section 3.6 have been fulfilled.

                                    ARTICLE 4

     Representations and Warranties of the Company and Certain Shareholders

            Except as set forth in the Disclosure Schedule delivered by the Company and each of the directors, officers and certain other Shareholders listed on Schedule 4 of the Disclosure Schedule (each, a "Major Shareholder" and collectively, the "Major Shareholders") in connection and concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), the Company and the Major Shareholders hereby jointly and severally make each of the following representations and warranties, and for purposes hereof, the phrase "Knowledge of any of the Major Shareholders" shall mean to the knowledge of any of the Major Shareholders without any duty to investigate but including all knowledge imputed to the Company:

            4.1 Organization, Standing and Qualification; No Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California; and has all requisite power and authority and is entitled to own, lease and operate its properties and to carry on its business as and in the places such properties are now owned, leased or operated and where such business is presently conducted. The Company is qualified to do business and is in good standing in each State listed in
Schedule 4.1(a) of the Disclosure Schedule; which states constitute all states in which the failure to be so qualified is reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of the operations of the Company (a "Company Material Adverse Effect"). The Company has delivered to Parent (i) a true and correct copy of the Articles of Incorporation of the Company, together with all amendments thereto, as certified by the Secretary or Assistant Secretary of the Company (ii) a true and correct copy of the Bylaws of the Company as currently in effect, as certified by the Secretary or Assistant Secretary of the Company and (iii) true and correct copies of the corporate minutes of the Company from the date of its incorporation to the date of this Agreement, as certified by the Secretary or Assistant Secretary of the Company.

                  (b) Subsidiaries. The Company has no subsidiaries and has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity. The business carried on by the Company has not been conducted through any direct or indirect subsidiary or any direct or indirect affiliate of the Company or of any shareholder of the Company, except as set forth in Schedule 4.1(b) of the Disclosure Schedule.

            4.2 Related Transactions. Except as set forth on Schedule 4.2 of the Disclosure Schedule, during the past three years the Company has not, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with, except with respect to customary remuneration for services rendered as an officer or employee of the Company in the ordinary course of business, (a) any shareholder of the Company, or any member of the family of any such shareholder, or (b) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Company or any shareholder of the Company, or any member of the family of any such person. Except as set forth on Schedule 4.2 of the Disclosure Schedule, no part of the property or assets of any shareholder of the Company or any direct or indirect subsidiary or affiliate of the Company or any shareholder of the Company is used by the Company in connection with its business. Except as set forth on Schedule 4.2 of the Disclosure Schedule, the Company does not owe any amount to, nor have any contract with or commitment to, any of its affiliates, and none of such persons or entities owes any amount to the Company, except employment agreements disclosed on the Disclosure Schedule and normal salary accruals for the current period.

            4.3 Capitalization. (a) The authorized, issued and outstanding shares of capital stock of the Company and the names and addresses of the lawful record and beneficial owners thereof are as set forth on Schedule 4.3(a) of the Disclosure Schedule. All of such shares are duly and validly issued and outstanding, fully paid and non-assessable.

                  (b) Except as set forth on Schedule 4.3(b) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, puts, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever (i) relating to the issuance, sale, purchase or redemption of any shares of the capital stock of the Company or other securities of the Company convertible into or exercisable or exchangeable for such shares or any other securities of the Company, or (ii) requiring the Company to purchase any capital stock or other equity interest held by others. Neither the Company nor any of the Major Shareholders is a party to any shareholders agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any Shares.

                  (c) Upon the consummation of the transactions contemplated by this Agreement, Parent will own all of the equity interest in the Company.

                  (d) The 1999 Stock Option and Long Term Incentive Plan (the "1999 Plan") of the Company was adopted by the Board of Directors and stockholders of the Company in April 1999 and amendment thereto to increase the number of shares issuable under the 1999 Plan was approved by the stockholders of the Company in April 2000. The names of each holder of a stock option granted under the 1999 Plan and outstanding as of the date hereof, and the number of shares subject thereto, together with the exercise price and expiration date of each such option is set forth on the Company Disclosure Schedule. The Company delivered to Parent and Sub true and correct copies of the 1999 Plan and of the forms of all outstanding stock options under such plan. Except as provided above, the 1999 Plan has not been amended since its adoption by the Board of directors and stockholders of the Company.

            4.4 Authority; No Violation. (a) The Company has the full power and authority to enter into this Agreement and each other agreement, document and instrument to be executed or delivered it in connection with this Agreement and, subject to the adoption of this Agreement by the requisite approval of the stockholders of the Company, to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company's Board of Directors and, except for the approval of the Company's stockholders as contemplated by Section 7.6 hereof, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby or thereby. This Agreement constitutes, and when executed and delivered at the Closing, each other agreement, document and instrument to be executed or delivered by the Company (the "Company Documents") will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

                  (b) Except as indicated on Schedule 4.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Articles of Incorporation or bylaws of the Company, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration or loss of rights under, any agreement or instrument or any debt or obligation to which the Company is a party or to or by which it or any of its assets is subject or bound, or result in the loss or adverse modification of any lease, license, franchise, or other authorization granted to or otherwise held by the Company, (iii) require the consent of any party to any agreement or commitment to which the Company is a party, or to or by which it is subject or bound, (iv) result in the creation or imposition of any lien, pledge, charge, security interest, restriction, claim, encumbrance, right of first refusal, preference or right of others of every kind and description (collectively, "Liens") upon any of the assets of the Company or the Shares, or (v) to the knowledge of any of the Major Shareholders, violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which the Company is subject or bound.

                  (c) Approval of the Merger by the stockholders of the Company will only require the affirmative vote of the holders of a majority of the outstanding Shares. Except for applicable requirements of the Securities Act, state securities or blue sky laws, and the filing and recordation of Certificate of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

            4.5 Financial Statements. The Company has delivered to Parent copies of the financial statements of the Company listed on Schedule 4.5 of the Disclosure Schedule (the "Financial Statements"), including without limitation, the balance sheet of the Company as at December 31, 1999 (the "Balance Sheet"). All of the Financial Statements, together with the notes thereto have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the financial condition of the Company as at their respective dates and the results of operations of the Company for the periods covered thereby. The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, except that the unaudited financial statements are subject to normal year-end audit and may not contain all footnotes required by generally accepted accounting principles.

            4.6 Absence of Undisclosed Liabilities; Guarantees. (a) Except as and to the extent reflected or reserved against on the Balance Sheet (including the notes thereto), or set forth on Schedule 4.6(a) of the Disclosure Schedule, as of the Balance Sheet Date, the Company had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable (other than contract obligations disclosed pursuant to this Agreement, unsecured obligations for supplies, equipment and travel expenses incurred in the ordinary course of business or not required to be disclosed pursuant to this Agreement, which in each case conform to the representations and warranties with respect thereto in this Agreement).

                  (b) Except as indicated in Schedule 4.6(b) of the Disclosure Schedule, none of the obligations or liabilities of the Company is guaranteed by any other person or entity, nor has the Company guaranteed any of the obligations or liabilities of any other person or entity.

            4.7 Absence of Changes or Events. Except as set forth on Schedule
4.7 of the Disclosure Schedule, since December 31, 1999 (the "Balance Sheet Date"), the Company has conducted its business in the ordinary course in a manner consistent with past practices. Without limiting the foregoing, since such date, the Company has not, except as set forth on said Schedule 4.7:

                        (i) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, condition (financial or otherwise), assets, liabilities, operations or prospects of the Company;

                        (ii) discharged or satisfied any Lien, other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

                        (iii) mortgaged, pledged or subjected to any Lien any of its property, business or assets, tangible or intangible;

                        (iv) sold, transferred, leased or licensed to others or otherwise disposed of any of its assets (except for inventory sold and supplies consumed in the ordinary course of business and on customary terms and condition) or any interest therein (including any non-exclusive license or other transfer of patent rights or other intellectual property, including an antibody or a process related thereto), entered into, extended, reinstated or acquiesced in the revocation of the termination of any research agreement or collaboration or other similar allocation of resources to or for the benefit of any other entity, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                        (v) received any notice of termination of any license, contract, lease or other agreement or received any notice of, or to the Knowledge of any of the Major Shareholders, otherwise encountered any material change in its relations with its employees, agents, licensees, licensors, advisors, collaborators, investigators, customers or suppliers or any governmental regulatory authority or self-regulatory authority, or that any thereof intended to cease doing business with it or will refuse to do business with Parent;

                        (vi) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, copyright, trademark, trade name, patent, invention, know-how or other proprietary right or intellectual property, or modified any existing rights with respect thereto;

                        (vii) adopt or amend any employee incentive, pension or other benefit or made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus or extra compensation to, or made any change in any pension, wage, condition or severance or vacation pay policy covering, any shareholder, director, officer, employee, salesman, scientific investigator, independent contractor or agent providing services to or for the Company, who earned in excess of $60,000 per annum on June 30, 2000 (other than customary merit increases and profit sharing plan contributions given to or made on behalf of officers and employees of the Company in the ordinary course of business and consistent with past practices);

                        (viii) declared, set aside or made any payment of dividends or other distributions to its shareholders or upon or in respect of any shares of its capital stock or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities or made any commitment with respect thereto;

                        (ix) made any capital expenditures or capital additions or betterment in excess of $10,000 in any individual instance and $150,000 in the aggregate;

                        (x) suffered any damage, destruction or loss (whether or not covered by insurance amounting to more than $10,000 in the aggregate); or suffered any change, event or condition which, in any case or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

                        (xi) entered into any transaction, contract or commitment other than in the ordinary course of business, or paid or agreed to pay any brokerage, finder's fee, or other compensation in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                        (xii) received any notice from any licensor, licensee, research partner, investigator, client, customer or supplier that it intends to cease doing business with the Company, nor to the Knowledge of any of the Major Shareholders has any such cessation referred to in this clause (xii) occurred;

                        (xiii) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or other rights to subscribe for a purchase of capital stock or any security convertible or exchangeable for such capital stock or other equity interest, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation (other than stock option grants to employees, directors and consultants in the ordinary course of the Company's business and the issuance of stock upon the exercise of stock options);

                        (xiv) entered into any merger, consolidation, reorganization or sale lease of all or substantially all of its assets or business;

                        (xv) made any advances, loans, or capital contributions to, or guarantee any obligation (contingent or otherwise) of, any person, firm or other entity (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

                        (xvi) amended its articles of incorporation or bylaws or other charter documents;

                        (xvii) forgave any claim (other than normal customary adjustments in the ordinary course of business and consistent with past practices);

                        (xviii) instituted, settled or agreed to settle any litigation, claim, action, arbitration, investigation or proceeding before any governmental authority relating to it or any of its property or received any threat thereof;

                        (xix) effected a split, reclassification or similar change in or of any of its capital stock or other equity interests;

                        (xx) made or permitted or agreed to make or permit, any material amendment or termination of any material contract, lease agreement, license or other instrument to which it is a party;

                        (xxi) had any threatened employee strikes, work stoppages, slow downs or lockouts, grievances or arbitrations, or had any material change in its relations with its employees or agents; and

                        (xxii) entered into any agreement or made any commitment to take any of the types of actions described in any of subsections (i) through
(xx) above.

            4.8 Title to and Condition of the Company's Assets. (a) The Company does not own any real property. Except as set forth in Schedule 4.8(a) of the Disclosure Schedule, the Company has good and valid title to the personal property owned by it, including, without limitation, all personal property reflected on or included in the Balance Sheet as owned by the Company and all personal property acquired by the Company since the Balance Sheet Date, in each case free and clear of all Liens. None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except as expressly set forth in the Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms hereof, and except with respect to licenses expressly set forth in or pursuant to
Section 4.9 below or set forth on Schedule 4.9. All personal property owned by the

Company and all personal property held by the Company pursuant to personal property leases is suitable for the purposes used, and is adequate and sufficient in all of its current operations and is in good operating condition and repair, reasonable wear and tear excepted.

                  (b) The Company enjoys peaceful possession of all real and personal property owned or held under lease or license. The Properties (as defined in Section 4.10(a)) constitute all real property and all the buildings, facilities and improvements used by the Company. There are no defaults existing or events or conditions which with notice or lapse of time or both, would constitute events of default, or arrearages under any such leases or licenses, and all such leases and licenses are in good standing, in full force and effect and are valid, legally binding and enforceable obligations of the Company. None of the real or personal property owned or leased by the Company necessary to conduct the Company's business as presently conducted is owned by any shareholder of the Company or any person or entity controlled by, controlling or under common control with, any shareholder of the Company other than Company itself.

            4.9 Intellectual Property. (a) Except as set forth on Schedule 4.9(a) of the Disclosure Schedule or in a separate letter referring to this Agreement delivered to Parent prior to execution of this Agreement, the Company owns or possesses the perpetual, worldwide, royalty-free licenses and other rights to use the name "Prolifaron" in connection with its business, and all other Intellectual Property (as hereinafter defined) currently used in connection with or necessary to conduct its business as it is presently operated or contemplated to be conducted, including, without limitation, with respect to pComb vectors and related information, phage display technology, catalytic antibodies, antibody humanization and any rights necessary to commercialize antibodies discovered pursuant thereto (collectively, the "Products"), all of which are in good standing and uncontested and free and clear of any Liens and none of the same are owned or licensed or held by any shareholder, director, officer, entity controlled by the Company or any director, officer, consultant or employee thereof other than the Company itself.

                  (b) Except as set forth on Schedule 4.9(b) of the Disclosure Schedule or in a separate letter referring to the Agreement delivered to Parent prior to execution of this Agreement, no such Intellectual Property nor the Company or its business infringes upon or otherwise is in conflict with or adverse to any Intellectual Property owned by any other person or entity which Intellectual Property is in the public domain or of which any Major Shareholder is aware. Except as set forth on Schedule 4.9(b) of the Disclosure Schedule, or in a separate letter referring to this Agreement delivered to Parent prior to execution of this Agreement, no claim, suit, demand, proceeding or, to the Knowledge of any of the Major Shareholders, investigation is pending or has been asserted and, to the Knowledge of any of the Major Shareholders, no claim, suit, demand, proceeding or investigation is threatened against the Company with respect to, based on or alleging infringement of (or by conducting its business as proposed would infringe), any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and the Major Shareholders know of no basis for any such claim, suit, demand, proceeding or investigation. The Company has used commercially reasonable efforts to maintain and protect the Intellectual

Property which it owns or uses or has been licensed to the Company. A description of the Company's Intellectual Property is set forth in Schedule 4.9(b) of the Disclosure Schedule.

                  (c) Schedule 4.9(c) of the Disclosure Schedule contains a list (including the parties, effective date and expiration date) of all contracts, agreements, commitments or licenses relating to the Intellectual Property or the Products to which the Company is a party or by which it is bound, including, without limitation, all license agreements, material transfer agreements, agreements for antibody identification, biological material supply, research collaborations, development agreements, and other technology agreements (the "Proprietary Rights Agreements"). The Company has delivered to Parent true and complete copies of all of the Proprietary Rights Agreements, including, without limitation, the Centocor Research Agreement and the Material Transfer Agreement dated December 1997 between Ortho Pharmaceutical Corporation and the Company. To the best of the Major Shareholders' knowledge, all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. To the best of the Major Shareholders' knowledge no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements. No party to any Proprietary Rights Agreement has given the Company written notice of or made a claim with respect to, and the Company is not otherwise aware of, any material breach or default or anticipated termination or material breach or default under any thereof. There have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements. No amount payable or reserved under any Proprietary Rights Agreement has been assigned or anticipated and no amount payable under any Proprietary Rights Agreement is in arrears or has been collected in advance and to the best of the Major Shareholders' knowledge, there exists no offset or defense to payment of any amount under a Proprietary Rights Agreement.

                  (d) Except as set forth on Schedule 4.9(d) of the Disclosure Schedule or in a separate letter referring to this Agreement delivered to Parent prior to execution of this Agreement, the Company has not disclosed and has not granted any person or entity the right to develop, make, have made, use, market, license or commercialize the Products set forth on Schedule 4.9(d) of the Disclosure Schedule (the "Proprietary Products"). The Company has not given any such consent and the Company owns, or is the exclusive licensee (as shall be designated on such Schedule) of, all right, title and interest in and to the Proprietary Products and the exclusive right to apply for copyright and patent protection therefor. None of the individuals or entities who have performed services for the Company in connection with the development of any of the Proprietary Products, as employees or as independent contractors, holds any proprietary rights with respect to such Proprietary Products. Each of such employees and independent contractors has signed an employment contract or confidentiality agreement with the Company which contains an inventions assignment clause and a covenant prohibiting the use of the Company's Confidential Information other than on behalf of the Company.

                  (e) To the best of the Major Shareholders' knowledge, there has been no publication or public distribution by the Company of any of the Intellectual Property of the Proprietary Products that would in any way affect the right of the Company or Parent to seek patent or copyright protection therefor. Schedule 4.9(e) contains true and correct copies of each form of license agreement which has been used by the Company, in connection with the marketing, license and distribution of the Proprietary Products. To the best of the Major Shareholders' knowledge, each user of the Proprietary Products has signed a license agreement with respect thereto with the Company. With respect to any contracts pertaining to the Proprietary Products entered into by the Company, the Company has licensed the Proprietary Products and not sold them, thus retaining ownership of the Proprietary Products. None of the Major Shareholders are aware of any claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers of any of the Proprietary Products, or of any errors, omissions or failures to perform other than those disclosed to Parent in writing prior to the date hereof.

                  (f) For purposes hereof, "Intellectual Property" shall mean know-how and other intellectual property, including, without limitation, all trade secrets and data, information not known to the general public, whether or not patentable or copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, customer and vendor information, lists and data bases, inventions, improvements, processes, techniques, methods, disclosures, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, biological materials, targeted antibodies (including fragments, derivatives and variants thereof), phage technology, antibody identification and other methods, software, materials, algorithms, prototypes, engineering and design models, apparatus, and any information relating to any antibody or research program which has either been identified, researched, developed, acquired or licensed for or by the Company, and all license agreements (whether as licensor or licensee) relating thereto.

            4.10 Schedules. Schedule 4.10 of the Disclosure Schedule contains a true, complete and accurate list and description of the following:

                  (a) all real property, and all buildings and improvements thereon owned, leased or used by the Company (the "Properties"), together with a brief description of the effective date, expiration date and any amendment of each lease, sublease or license under which the Company holds any leasehold or other interest or right to the use thereof or pursuant to which the Company has assigned, sublet or granted any rights therein;

                  (b) all material items of tangible personal property owned, leased or used by the Company (with vendor, amount, purchase date and description), except for items having a value of less than $10,000 which do not, in the aggregate, have a total value of more than $150,000, setting forth with respect to all such listed property a summary description of all leases relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof;

                  (c) all agreements which provide for, or relate to, the incurrence by the Company of debt for borrowed money or the extension of credit by the Company to any other person, firm or other entity, including without limitation, all guarantees, loan agreements, indentures, mortgages and pledges, all conditional sale or title retention agreements, and mortgages, security and pledge agreements, equipment obligations, leases or lease purchase agreements as to items of personal property, in each case to which the Company is a party or by which it or any of its assets is bound or under which it has rights and which are secured by or otherwise relate to any of its assets, properties or rights;

                  (d) all sales agency, supply, purchase, distribution, dealer, advertising, promotional, public relations, support, maintenance, outsourcing, manufacture and fulfillment agreements or franchises and all agreements pursuant to which a royalty or similar payment shall be payable or providing for the services of an independent contractor other than those agreements that have an annualized cost of $10,000 or less and which can be terminated on not more than thirty (30) days notice by the Company without penalty or consideration;

                  (e) all contracts for goods or services to be provided by a third person to the Company which will involve the payment by the Company of more than $10,000 in 2000 or which extend beyond the expiration of thirty days after the Closing Date;

                  (f) all contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of the Company or pursuant to which the Company or any Shareholder has acquired or disposed of any substantial portion of the capital stock, business or assets of the Company;

                  (g) all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, patents and patent applications, copyrights and copyright registrations, and applications therefor, wholly or partially owned, held, licensed or used by the Company, including, without limitation, all contracts, agreements, commitments or licenses relating to any of the foregoing (except for the Proprietary Rights Agreements set forth on Schedule 4.9(c) of the Disclosure Schedule);

                  (h) all contracts, agreements, commitments, leases, licenses or other understandings or arrangements to which the Company is a party or by which it or any of the property thereof is bound or affected, except for the Proprietary Rights Agreements set forth on Schedule 4.9(c) of the Disclosure Schedule and excluding contracts entered into in the ordinary course of business which are terminable by the Company on less than 30 days' notice without any penalty or consideration and involving payments or receipts during the entire life of such contracts by the Company of less than $10,000 in the case of any single contract;

                  (i) all contracts that (i) provide for minimum purchase, royalty or other monetary obligations on the part of the Company except for those involving annual payments of $10,000 or less and for not more than two (2) years, (ii) restrict the persons to whom or the territories in which the Company may sell, market, exploit or use any technology or product or the ability of the Company (or, after the Closing, the Parent) to engage in the business heretofore engaged in by the Company, (iii) provides for the Company to make any rebates, give any credits or price reduction or accept any "in-kind" or non-cash payment,
(iv) materially affects the ability of the Company to engage in the business heretofore engaged in by the Company anywhere in the world, or (v) limit the Company (or, after the Closing, the Parent) from competing with any person or engaging in any other business or activity;

                  (j) all employment and consulting agreements, and each retirement, savings, profit sharing, deferred compensation, severance, termination, reemployment assistance, performance, bonus, incentive, vacation or holiday pay, sick pay, personal day, education, pension, stock purchase, stock option, hospitalization or other medical, disability, life, health, dental, accident and other insurance, and other welfare, benefit and fringe benefit plans, policies, trusts, understandings, agreements, arrangements, commitments and/or practices of any kind, to which any of the Company is a party or bound or which cover or relate to the Company's present or former employees (including employee loans from the Company); and each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or former officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance, termination, reemployment assistance or consulting agreement or arrangement);

                  (k) as of a date no earlier than one month prior to the date hereof all of the Company's receivables (which shall include accounts receivable, loan receivable and any advances), together with information as to each such listed receivable which has been outstanding for more than 30 days;

                  (l) the names and current annual salary rates of all persons (including independent commission agents) employed or engaged by the Company, and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1999, and on an annualized basis as of June 30, 2000, and the names of all trustees of profit sharing and similar plans of, maintained by, or contributed to by, the Company;

                  (m) all partnership, joint venture or other similar arrangements or agreements;

                  (n) all agreements and commitments pursuant to which the Company has granted or agreed to grant any registration rights, including piggyback rights, participation or preemptive rights, tag along or drag-along rights, rights of co-sale or rights of first offer or refusal, and any agreement relating to the voting of shares or management of the Company;

                  (o) all contracts for any purpose not made in the ordinary course of the business which are material to the Company, or its business;

                  (p) a description of each express warranty covering products or services sold by the Company (for purposes hereof, only one copy of the standard warranty given by the Company need be included);

                  (q) all fire, theft, casualty, liability, errors and omissions and other insurance policies insuring the Company, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, per event coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid; and

                  (r) all credit cards, bank accounts and safe deposit boxes maintained by the Company, together with the names of all persons who have signatory authority thereon or access thereto, as the case may be, or holding any power of attorney from the Company.

            True and complete copies of all contracts, agreements, plans, arrangements, commitments and documents required to be listed pursuant to this
Section 4.11 (to the extent in writing or if not in writing, an accurate summary thereof), together with any and all amendments thereto, have been delivered to Parent.

            Except as set forth on Schedule 4.10 of the Disclosure Schedule, all of the contracts, agreements and commitments required to be listed pursuant to this Section 4.10 (other than those which have been fully performed) are in full force and effect, do not require the consent or approval of any party to the transactions contemplated hereby and will be unaffected by the sale of the Shares to Parent hereunder, and Parent will be entitled to the full benefits thereof. To the best of the Major Shareholders' knowledge, there is not under any contract, agreement or commitment required to be listed pursuant to this
Section 4.10, any existing default or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, nor any anticipated termination or material breach or default.

            4.11 Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which the Company, or its securities, assets, properties or business is bound or subject. Except as set forth on Schedule 4.11 of the Disclosure Schedule, there are no actions, suits, legal, administrative or arbitration proceedings or inquiries relating to the Company pending or, to the Major Shareholders' knowledge, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Company, or any officer, director or employee of the Company (in his or her capacity as such) which involves any of the Intellectual Property of or used in connection with or necessary to conduct the business of the Company or its Products, or which could reasonably be expected to result in or have, either individually or in the aggregate, any Company Material Adverse Effect, or any change in the current equity ownership of the Company, including, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding has been instituted or, to the Major Shareholders' knowledge, threatened which questions the validity or legality of, or otherwise relates to, the transactions contemplated hereby.

            4.12 Compliance with Laws and Other Instruments; Permits. (a) Except as set forth in Schedule 4.12(a) of the Disclosure Schedule, the Company has complied, and all of the Properties are in compliance, in all material respects, with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to the Company, any of its employees (as the actions of such employees relate to the Company), any of the Properties and/or any aspect of its business, including without limitation, any laws, rules, regulations, ordinances, codes, orders, judgments or decrees as to zoning, building requirements or standards, import, export, environmental, health and/or safety matters, and any rules and related regulations promulgated by the Federal Food and Drug Administration. Except as set forth on Schedule 4.12(a) of the Disclosure Schedule, neither the ownership nor use of any of the properties or assets of the Company nor the conduct or operations of its business, in any material respect, conflicts with the rights of any person or entity or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of incorporation or bylaws, or any law, ordinance, rule or regulation, or any order, judgement or decree to which the Company is a party or by which it may be bound or affected.

                  (b) Except as set forth in Schedule 4.12(b) of the Disclosure Schedule the Company has all approvals, certificates, authorizations, consents, licenses, franchises, orders and permits necessary to the operation of its business as presently conducted except for those which failure to have would not (except in the case of Intellectual Property matters) constitute a Company Material Adverse Effect ("Licenses and Approvals"). All applications for such Licenses and Approvals were true and correct when made and continue to be true and correct as they pertain to its business and operations and the use of the Company's tangible and intangible properties and assets. None of the operations of the Company is being conducted in any manner which violates in any material respect any of the terms or conditions under which such License and Approval was granted. Each such License and Approval has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Major Shareholders, threatened administrative or judicial proceeding to revoke, cancel or declare such License and Approval invalid in any respect. No such License and Approval by its terms will terminate or lapse or be subject to adverse modification by reason of the transactions contemplated by this Agreement.

                  (c) None of the Properties or any assets of the Company is subject to any governmental decree or order to be sold or is being condemned or otherwise taken by any public authority, nor has any such sale, condemnation or taking been proposed to the Company.

            4.13 Insurance. The Company (i) is not in default in any material respect with respect to any provision contained in any insurance policy or binder, (ii) has not failed to give any notice or present any claim under any insurance policy or binder in due and timely fashion or (iii) has not received any notice of cancellation or non-renewal with respect to any such policy or binder therefor. There are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

            4.14 Absence of Certain Business Practices. Neither the Company nor any officer, employee or agent of the Company, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any client, customer, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (a) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the assets, properties, business or operations of the Company, or (c) if not continued in the future, might adversely affect the Company's assets, operations or prospects or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

            4.15 Environmental Matters.

                  (a) Except as set forth in Schedule 4.15(a) of the Disclosure Schedule, no Hazardous Substance (as hereinafter defined) is, or has been stored, treated, recycled, released, disposed of or discharged on, about, or from the Property by the Company in any material amounts except in compliance with applicable laws, rules and regulations, and, to the Knowledge of any of the Major Shareholders, the Company has no liability which is based upon or related to the environmental conditions under or about any of the Properties, and there is no reasonable basis for any such liability arising. The Company is not aware of any Hazardous Substances located in, at, on, or under the Property that could reasonably be expected to require investigation, removal, remedial or corrective action by the Company. The Company has disposed of all wastes in compliance with all applicable environmental, health and safety laws, ordinances, rules and regulations.

                  (b) Except as set forth in Schedule 4.15(b) of the Disclosure Schedule, the Company has not received (i) notice of any liability or other correspondence based upon or related to the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any

Hazardous Substance on or about the Property or caused by the Company or any affiliate (a "Hazardous Discharge") or (ii) any complaint, order, citation or notice with regard to an air emission, water or ground discharge, noise emission, solid or liquid or gas storage or disposal, a Hazardous Substance or any other environmental health or safety matter affecting the property (an "Environmental Complaint"), under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or under any other federal, state or local law, ordinance, rule or regulation. The Property is not listed, or proposed for listing, on the National Property List under CERCLA or any analogous state or foreign list or is the subject of an Environmental Complaint.

                  (c) To the Knowledge of any of the Major Shareholders, there are no fuel or gasoline storage tanks presently in use or at any time abandoned in, on or under the Property.

                  (d) To the Knowledge of any of the Major Shareholders, the Property does not contain any asbestos or asbestos-containing materials. To the knowledge of Major Shareholders, there is no existing practice, action or activity of the Company and no existing condition of the business of the Company which is reasonably likely to give rise to any civil or criminal liability under, or which is reasonably likely to violate or prevent compliance with, or result in any Environmental Complaint under, any applicable environmental requirement or any applicable health, occupational safety or other similar Law.

                  (e) The Company's United States Nuclear Regulatory Commission Materials License is valid and in full force and effect. The Company has furnished to Parent true and complete copies of all material safety data sheets ("MSDS") under the Occupational Safety and Health Act and/or the rules and regulations thereunder (collectively "OSHA") for all Hazardous Substances stored, processed or otherwise used at any of the Properties in respect of which an MSDS has been submitted to any governmental agency or authority; a true and complete copy of the Hazardous Materials Inventory provided to the San Diego Fire Department, a true and complete copy of the Hazardous Materials Business Plan required by the San Diego County Department of Health Services, and true and complete copies of all insurance company and other investigations and reports relating to any of the matters or conditions referred to in this Section 4.15.

                  (f) There are no environmental Liens on any asset of the Company, and to the best Knowledge of any of the Major Shareholders, no government actions have been taken nor has the Company been informed that such actions are in process which could subject any of such assets to such Liens. There are no clean-up or remedial actions currently being undertaken or contemplated by the Company with respect to any Hazardous Substances on property leased by the Company.

                  (g) The term "Hazardous Substance" as used in this Agreement shall include, without limitation, gasoline, oil and other petroleum products, explosives, radioactive materials and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials.

                  (h) The Company has delivered to Parent true and complete copies of all engineering and environmental reports and studies, and all other reports, evaluations and assessments, relating to any of the Properties and/or any matter referred to in this Section 4.15.

            4.16 Employee Benefits; Employees.

                  (a) All pension, retirement, savings, profit-sharing, deferred compensation, severance, termination, reemployment assistance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, vision, dental and other health insurance plans, all life, disability or other insurance plans or arrangements or commitments and all other welfare, benefit or fringe benefit plans, policies, trusts, understandings or arrangement of any kind, whether written or oral, required to be listed in Schedule 4.10 of the Disclosure Schedule, and all trusts and insurance contracts maintained in connection therewith (collectively, "Employee Benefit Plans"), conform to, and the administration thereof is in material compliance with its terms and all applicable laws and regulations, including without limitation the Employee Retirement Income Security Act, as amended ("ERISA") and the Code, and neither the operation or administration of any Employee Benefit Plan, nor transactions contemplated by this Agreement, will result in any of the Company, or Parent incurring or suffering any liability, or have any adverse effect on the financial condition, assets, liabilities, prospects or results of operations of the Companies or Parent. Each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified. All contributions required, by law or by contract, to be made to any Employee Benefit Plan for any plan year, or other period on the basis of which contributions are required, ending before the date hereof, have been made as of the date hereof. The Company has complied in all material respects with all reporting and disclosure requirements with respect to each Employee Benefit Plan. The Company is not nor will be required to participate, maintain or contribute or make payment to, or have any liability or obligation under or with respect to, any single or multi-employer Employee Benefit Plan (whether by reason of being a member of an affiliated group of companies, one of which maintains such a plan, or otherwise), nor has it participated, maintained, contributed or incurred any liability or obligation with respect to any such plan. There are no unfunded accrued benefits under any of the Employee Benefit Plans and, no amounts are or will be required to be contributed by the Company in respect of any plan year under any such Employee Benefit Plan. With respect to each Employee Benefit Plan, complete copies, if any, of the last filed tax returns and reports, and all schedules attached thereto, have been furnished to Parent, and all reports required under any applicable law or regulation to be filed by the Company with the relevant governmental authority have been duly filed, and all such returns and reports were true and correct. No such Employee Benefit Plan (including any trust created thereunder), nor any trustee or administrator thereof, nor the Company has engaged in any transaction prohibited by any law or any transaction, which could subject the Company, Parent or such Plan or trustee or administrator to any penalty imposed under any law or to any tax imposed by any law. The Company has no liability or obligation with respect to any Employee Benefit Plan or trust related thereto that may have been terminated prior to the date hereof.

                  (b) The Company has complied in all material respects with all applicable laws respecting the employment of labor, including those relating to employment practices, terms and conditions of employment, hiring and prices, wages and hours, discrimination in employment, collective bargaining and the operation of its business and the payment and withholding of taxes, and has withheld all amounts required by law, regulations or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice, and there is no unfair labor practice, grievance, arbitration, sexual harassment or other employment-related complaint pending, or, to the knowledge of any of the Major Shareholders, threatened against any of the Company or any officer, director or employee thereof. There do not exist any pending workmen's compensation claims against the Company that are not adequately provided for by insurance, or any pending or, to the knowledge of the Major Shareholders, threatened claims that the workplace of the Company is unsafe or that the Company has engaged in unfair labor practices, employment discrimination or wrongful discharge. The Major Shareholders believe that the Company's relations with its employees are satisfactory. No union, trade, guild or collective bargaining unit represents any employees of the Company, and no union organizing or election activities involving any non-union employees of the Company is now in progress nor, to the best of any Major Shareholder's knowledge, threatened.

                  (c) Parent has been furnished with true and complete copies of: (i) the text or a reasonable summary of all Employee Benefit Plans, all amendments thereto, all current summary plan descriptions, summaries of material modifications and material communications related to any Employee Benefit Plan;
(ii) any trust or other funding agreements; (iii) all contracts relating to any Employee Benefit Plans, including insurance contracts, investment management agreements, and recordkeeping agreements; and (iv) the annual reports, if required under ERISA, for each of the last three years. No commitments to create any additional plans or modify or change any existing plans that would affect any employee or terminated employee.

                  (d) No liability under Title IV of ERISA has been incurred and no condition exists that presents a risk of the Company, Parent, or any Affiliate thereof incurring a liability under Title IV.

                  (e) Neither the Company nor any affiliate thereof, nor any Employee Benefit Plan or any trust created thereunder, nor any trustee or administrator has engaged in any transaction in connection with which the Company or any affiliate thereof would be subject to a civil penalty assessed pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Neither the execution and delivery of this Agreement, nor the performance of this Agreement or the consummation of the transactions contemplated herein will entitle any current or former director, officer or employee of the Company to severance pay, unemployment compensation or any other payment, accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

                  (f) No Employee Benefit Plan is subject to Section 302 of ERISA or Section 412 of Code, and no such plan has ever been maintained by the Company or any affiliate thereof. All contributions required to be made with respect thereto on or prior to the Closing Date have been timely made. Each plan which is a group health plan as such term is defined in Section 5000(b)(1) of the Code has been administered and operated in all material respects in compliance with the applicable requirements of Sections 601 through 734 of ERISA and Section 4980B of the Code. Except for ordinary undisputed claims for benefits there are no claims, appeals of claims (including litigation), or alleged fiduciary breaches involving any Employee Benefit Plan presently asserted or which may foreseeably be asserted with respect to benefits under any Employee Benefit Plan.

                  (g) Except for the acceleration of Company Stock Options held by James Iverson (the value of the acceleration of which shall not exceed $5,000), the Company is not required, by law or by contract, to provide any type of notice or report in respect of, or obtain any consent or approval from, or make any filing with, any union, trade, guild or collective bargaining unit or governmental authority in respect of a change of control of the Company.

                  (h) To the best Knowledge of any of the Major Shareholders, none of the Company's employees or advisors is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or advisor's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees or advisors of the Company, nor the conduct of the Company's business as proposed, will with or without the giving of notice or the passage of time, or both, conflict with or result in a breach of or permit the termination of or payment or acceleration of any benefits under the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or advisors is now obligated to or for the benefit of the Company.

            4.17 Taxes. (a) Except as set forth in Schedule 4.17 of the Disclosure Schedule, (i) all Tax (as defined below) returns, statements, reports and forms required to be filed with any Taxing Authority (as defined below) on or before the date hereof by or on behalf of the Company (collectively, the "Returns"), have been or will be filed on or before the date hereof in accordance with all applicable laws or effective extensions have been or will be filed except where the failure to file a return, statement, report or form could not reasonably be expected to have a Company Material Adverse Effect; (ii) as of the time of filing, the Returns correctly reflected, or will correctly reflect, in all material respects, the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein; (iii) the

Company has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed; (iv) the Company has made provision for all Taxes payable for any Taxable Year (as defined below) ending on or before the date hereof for which no Return has yet been filed and for any Taxes payable for any Short Period (as defined below); (v) the charges, accruals and reserves for Taxes (excluding any provision for deferred income taxes) reflected on the books of the Company (including the Balance Sheet) are adequate in all material respects to cover the Tax liabilities accruing or payable in respect of Taxable Years ending on or before the date hereof and any Short Period; (vi) the Company is not delinquent in the payment of any Tax or has requested any extension of time within which to file any Return, which Return has not since been filed, where such delinquency could have a material effect on the Company; (vii) no deficiency for any Tax or claim for additional Taxes by any Taxing Authority has been proposed, asserted or assessed in writing against the Company (or any member of any affiliated or combined group of which the Company is or has been a member for which the Company could be liable); (viii) the Company has not granted any extension or waiver of the limitation period applicable to any Returns, which extension or waiver is currently in effect; (ix) the Company has not entered into or will not enter into any agreement or consent under Section 341(f) of the Code; (x) there is not currently, nor has there been any audit, action, suit, proceeding or investigation pending against or with respect to the Company in respect of any Tax or assessment; (xi) none of the property owned or used by the Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Code; and (xii) there are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due.

                  (b) The Company is not party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of, nor is the Company otherwise required or obligated to make a payment that would constitute, "excess parachute payments" within the meaning of Section 280G of the Code.

                  (c) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means, with respect to the Company (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority") and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated or combined group with any other corporation at any time on or prior to the date hereof.

                  (d) "Taxable Year" means, with respect to any Tax of the Company, the calendar or fiscal year, or shorter period, for which the Tax is computed and the Return for such Tax is made.

                  (e) "Short Period" means, with respect to any Taxable Year of the Company which begins before the date hereof and ends thereafter, the portion thereof beginning with the first day of such year and ending on the Closing Date.

                  (f) There are no federal income tax attributes of the Company (net operating loss carry forward or capital loss carry forward) as of December 31, 1999.

            4.18 Receivables. Except as set forth on Schedule 4.18 of the Disclosure Schedule, all receivables of the Company which are reflected in the Balance Sheet, and all receivables of the Company which have arisen or will have arisen since the date thereof have and shall have arisen only from bona fide transactions with unrelated third parties in the ordinary course of business, and are and shall be collectible in the ordinary course of business (without resort to litigation, but subject to a reserve for doubtful accounts established by the Company in accordance with customary practice) and in accordance with their respective terms and not subject to any set off, defense, reduction or counterclaim.

            4.19 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of the Company are complete and correct in all material respects, and there have been no material transactions involving the business of the Company which properly should have been set forth therein and which have not been accurately so set forth. The basis for the calculation by the Company of all research payments paid to it is valid and in accordance with the applicable agreement with the research sponsor or collaborator, such amounts have been correctly calculated.

            4.20 Brokerage or Finder's Fee. Except as set forth on Schedule 4.20 of the Disclosure Schedule, and no person is entitled to any brokerage commission or finder's fees or other compensation in connection with the transactions contemplated by this Agreement as a result of any action taken by any of the Shareholders, the Company, or any of the affiliates, officers, directors or employees thereof.

            4.21 Disclosure. No representation or warranty by the Company or a Major Shareholder contained in this Agreement nor any written statement or certificate furnished or to be furnished by or on behalf of the Company, the Major Shareholders or Shareholder to Parent or its representatives pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, under the circumstances under which made, not misleading. The Major Shareholders have disclosed to Parent in writing all material adverse facts known to them relating to any of the foregoing.

            4.22 Certain Representations.

                  (a) To the knowledge of the Company and the Major Shareholders, each of the Shareholders has no plan, intention, or arrangement to dispose of an amount of the Parent Shares received in the Merger in a manner that could jeopardize the status of the Merger as a tax-free reorganization for federal income tax purposes.

                  (b) The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

                  (c) The Company and the Shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

                  (d) Prior to the Merger there was no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company.

                  (e) In the Merger, shares of Company stock representing control of the Company will be exchanged solely for voting stock of Parent. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Parent will be treated as outstanding Company stock on the date of the Merger. For purposes of this paragraph (e) and paragraph (g) below, "control" shall have the meaning specified in Section 368(c) of the Code.

                  (f) The Company is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (g) At the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's acquisition or retention of control of the Company.

                  (h) On the date of the Merger, the fair market value of the Company assets will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

                  (i) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

                  (j) To the best of the Company's knowledge, the fair market value of the Parent Common Stock and other consideration received by the Shareholders will be approximately equal to the aggregate fair market value of the Company Shares.

                  (k) Parent does not own, nor has it owned during the past five years, directly or indirectly, any of the Company's Shares or rights to acquire such Shares.

                                    ARTICLE 5

               Representations and Warranties of Each Shareholder

            Intentionally omitted.

                                    ARTICLE 6

                Representations and Warranties of Parent and Sub

            Parent represents and warrants that:

            6.1 Organization and Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and each has all requisite corporate power and corporate authority to enter into this Agreement and each other agreement, document or instrument to be executed or delivered by it in connection with this Agreement and to carry out the transactions contemplated hereby and thereby. Each of Parent and Sub is qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified is reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect").

            6.2 Authority. The execution, delivery and performance of this Agreement and the agreements and instruments of Parent and Sub relating hereto and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed by a duly authorized officer of Parent and Sub. This Agreement constitutes, and when executed and delivered at the Closing, each other agreement, document and instrument to be executed or delivered by Parent or Sub ("Parent Documents") will constitute, the legal, valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

            6.3 No Violation. The execution, delivery and performance of this Agreement and the Parent Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Parent or Sub, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration or loss of rights under, any agreement or instrument or any debt or obligation to which Parent or Sub is a party or to or by which it or any of its assets is subject or bound, or result in the loss or adverse modification of any lease, license, franchise, or other authorization granted to or otherwise held by Parent or Sub, (iii) require the consent of any party to any agreement or commitment to which Parent or Sub is a party, or to or by which it is subject or bound, (iv) result in the creation or imposition of any Lien upon any of the assets of Parent or Sub, or
(v) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Parent or Sub is subject or bound.

            6.4 Governmental Authorization. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of an appropriate Certificate of Merger in such form as required by and executed in accordance with the relevant provisions of the California General Corporation Law, and state laws relating to takeovers, if applicable, (b) compliance with any applicable requirements of the Securities Exchange Act of 1933, as amended (the "Exchange Act"), (c) the filing of a Form D and compliance with the other provisions of Regulation D of the rules and regulations under the Securities Act of 1933, (d) compliance with any applicable state's securities or Blue Sky laws, and (e) filings and notices required to effect any registration contemplated by Section 8.8(b) or Article 10.

            6.5 Financial Statements. The audited consolidated financial statements of Parent and its subsidiaries as of and for the year ended July 31, 1999 and the notes thereto, which have been delivered to the Company and which appeared in the Annual Report of Parent on Form 10-K for the year ended July 31, 1999 and the unaudited consolidated financial statements of Parent and its subsidiaries for the fiscal quarters ended January 31, 2000 and April 30, 2000 and the notes thereto have been delivered to the Company and which appeared in quarterly reports of Parent on Form 10-Q fairly present in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with past practice with any exceptions stated therein, the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended except that the unaudited financial statements are subject to normal year-end audit adjustments.

            6.6 Validity of Stock. The shares of Parent Common Stock issuable in exchange for the Shares at the Effective Time in accordance with this Agreement have been duly authorized and, when issued and delivered as provided by this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights. Upon issuance in accordance with the terms of this Agreement, the Shareholders will acquire good and valid title to the shares of Parent Common Stock to be issued to them pursuant to this Agreement free and clear of any Lien.

            6.7 Changes Since Periodic Reports. There has been no Material Adverse Change since April 30, 2000 and there are no pending or, to the knowledge of Parent, threatened developments (not of general public knowledge) nor any claims, litigation or obligations not disclosed in the Periodic Reports, in the Proxy Statement or in the Annual Report referred to in Section 5.4 hereof or not occurring in the ordinary course of business that could reasonably be expected to result in or have a material adverse change in the business, assets, condition (financial or otherwise) or results of operations or prospects of Parent and its subsidiaries, taken as a whole.

            6.8 SEC Filings. Parent has filed with the SEC all notices, prospectuses, offering statements and registration statements required to be filed in connection with the offer or sale of securities by Parent under the Securities Act, and the rules and regulations promulgated thereunder (subject to the post-closing filing obligations set forth in Section 8.8(b) and Article 10 hereof). All such notices, prospectuses, offering statements and registration statements comply in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and such notices, prospectuses, offering statements and registration statements (including all exhibits and schedules thereto and documents incorporated by reference) at the time of effectiveness thereof did not contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. In addition, Parent has filed with the SEC all reports and proxy statements and, to the knowledge of Parent, forms required to be filed by Parent under the Exchange Act, and the rules and regulations promulgated thereunder, except where the failure to file such reports, proxy statements and forms could not reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise) business, properties, assets, liabilities or results of operations of Parent and such reports and proxy statements as of the date thereof did not contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein misleading in light of the circumstances under which they were made.

            6.9 Litigation Except as set forth on prospectuses, offering statements and registration statements filed by Parent with the SEC under the Securities Act and reports and proxy statements filed by Parent with the SEC under the Exchange Act, there are no actions, suits, legal, administrative or arbitration proceedings or inquiries relating to Parent pending or, to the knowledge of Parent, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against Parent, or any officer, director or employee of Parent (in his or her capacity as such) which could reasonably be expected to result in or have, either individually or in the aggregate, any Parent Material Adverse Effect.

            6.10 Certain Representations

                  (a) To the best of Parent's knowledge, the fair market value of the Parent Common Stock and cash in lieu of fractional shares and any payments to dissenters received by the Shareholders of the Company will be approximately equal to the aggregate fair market value of the Shares.

                  (b) Prior to the Merger, Parent will own all of the outstanding stock of Sub. At all times prior to the Merger, no person other than Parent has owned, or will own, any of the outstanding stock of Sub.

                  (c) Merger Sub was formed by Parent solely for the purpose of engaging in the transaction contemplated by the Agreement.

                  (d) There were not as of the date of the Agreement, and there will not be at the Effective Time, any outstanding or authorized options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character that Sub is a party to, or may be bound by, and that require Sub to issue, to transfer, to sell, to purchase, to redeem or to acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of its capital stock.

                  (e) As of the date of the Agreement and the Effective Time, except for obligations or liabilities incurred in connection with (A) its incorporation or organization and (B) the transactions contemplated thereby and in the Agreement, Sub has not and will not have incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity.

                  (f) Prior to the Effective Time, Sub did not own any asset other than an amount of cash necessary to incorporate Sub and to pay the expenses of the Merger attributable to Sub and such assets as were necessary to perform its obligations under this Agreement.

                  (g) Acquiror, Parent does not own, nor has it owned during the past five years, directly or indirectly, any shares of the Company's stock or rights to acquire such stock.

                  (h) Neither Parent, Sub, nor any "Related Corporation" (as defined in Treasury Regulations Section 1.368-1(e)) with respect to Parent or Sub has any plan or intention to reacquire any of the Parent Common Stock issued in the Merger in a manner that could jeopardize the status of the Merger as a "reorganization."

                  (i) Acquiror, Parent has no obligation, understanding, agreement, plan or intention to cause the Company to issue, and the Company has no obligation, understanding, agreement or plans to issue, additional shares after the Merger that would cause Parent to lose control of the Company within the meaning of Section 368(c) of the Code.

                  (j) Acquiror, Parent has no plan or intention (i) to liquidate the Surviving Corporation or to merger the Surviving Corporation with or into another corporation (other than as described in the Agreement), (ii) to sell or otherwise to dispose of the stock of the Surviving Corporation except for transfers of stock to corporations controlled by Parent or (iii) to cause the Surviving Corporation or any of its subsidiaries to sell or otherwise to dispose of any of their respective assets or of any of the assets acquired from the Company, other than as contemplated by the Agreement, except for (A) dispositions made in the ordinary course of business, (B) transfers of assets to a corporation controlled by the Surviving Corporation or (C) transfers of assets by direct or indirect wholly-owned subsidiaries of the Surviving Corporation to other direct or indirect wholly-owned subsidiaries of the Surviving Corporation.

                  (k) There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued, acquired or will be settled at a discount.

                  (l) Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (m) Neither Parent nor Sub is under the jurisdiction of a court in a title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

                  (n) The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.

                  (o) Following the Merger, Parent will cause the Company to continue a historic business of the Company or use a significant portion of the Company's historic business assets in business, in each case as contemplated by Treasury Regulations Section 1.368-1(d).

                                    ARTICLE 7

                       Certain Covenants of the Parties

            7.1 Conduct of Business of the Company. During the period from the date of this Agreement to and including the Effective Time, the Company shall cause the operations and business of the Company to be conducted in the ordinary and usual course of business and consistent with past practices. Without limiting the foregoing, prior to the Effective Time, the Company will not, except to the extent specifically contemplated by this Agreement or as set forth on Schedule 7.1 hereto, without the prior written consent of Parent, permit the Company to:

                  (a) dissolve, liquidate, merge or consolidate or sell or otherwise dispose of all or any substantial portion of its assets or obligate itself to do so;

                  (b) amend, modify, change, alter, terminate, rescind or waive any rights or benefits under any contract, agreement or commitment required to be listed, or enter into any contract, agreement or commitment which, if in existence as of the date of this Agreement would have been required to be listed, pursuant to Section 4.9 or 4.10 hereto;

                  (c) fail to maintain its assets in good repair and condition, reasonable and ordinary wear and tear excepted; or cancel any of the insurance policies or any of the coverage thereunder maintained for the protection of the Company or the Properties; or

                  (d) perform, take any action or incur any of the acts, transactions, events or occurrences of the type described in Section 4.7 hereof which would have been inconsistent with the representations and warranties set forth in Section 4.7 hereof had the same occurred after the Balance Sheet Date and prior to the date hereof; provided, that with respect to clause (v) of
Section 4.7 as it relates to other than Intellectual Property rights, such termination of rights shall not have a Company Material Adverse Effect.

            7.2 Changes in Information. During the period from the date of this Agreement to the Closing Date, each party shall give the other party prompt written notice of any change in, or any of the information contained in, the representations and warranties made in or pursuant to this Agreement or of any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct in all material respects.

            7.3 Access to Information. During the period from the date of this Agreement to the Closing Date, upon prior reasonable notice Parent and its counsel, accountants and other representatives shall be given full access during normal business hours to all of the facilities, properties, books, tax returns and records of the Company and all personnel of the Company and they shall be furnished with such documents and information with respect to the affairs of the Company as may from time to time reasonably be requested, subject to the terms of non-disclosure letter dated April 11, 2000 (the "Non-Disclosure Agreement") between Parent and the Company. Each of Parent, the Company and the Major Shareholders shall be obligated to ensure that their respective counsels, accountants and other representatives have agreed to be bound by the Non-Disclosure Agreement.

            7.4 Preservation of Business. During the period from the date of this Agreement to the Closing Date, Parent and the Company shall each use their reasonable best efforts to preserve intact the goodwill of their respective businesses, the relationships of each party, its licensors, licensees, research partners, investigators, customers, suppliers, contracting parties, governmental and regulatory authorities and others having business relations with it.

            7.5 Affiliate Agreements. The Company shall, prior to the Closing Date, deliver to Parent a list, reviewed by its counsel, identifying all persons who are, in its opinion, at the record date for or at the time submitted for vote of or consent by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 promulgated by the SEC under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall cause each person who is identified as an "affiliate" in Schedule 7.5 hereto to execute a written agreement on or prior to the Closing Date, substantially in the form of Exhibit 7.5 hereto (an "Affiliate Agreement"), that such person will not offer or sell or otherwise dispose of any of the shares of Parent Common Stock issued to such person pursuant to the Merger in violation of the rules the Securities Act or the rules and regulations promulgated by the SEC thereunder.

            7.6 Stockholder Approval. The Company, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and By-Laws:

                  (a) as promptly as practicable following the execution of this Agreement use its best efforts to obtain the requisite shareholder approval of this Agreement and the Merger and any agreement, contract or arrangement which, in the absence of such approval, might result in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code; and

                  (b) unanimously recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company and include in any materials furnished to its shareholders such recommendation.

            7.7 Company Officers. Parent shall take all necessary action to reconstitute the officers of the Surviving Corporation as soon as practicable after the Effective Time in accordance with Schedule 7.7 hereto.

                                    ARTICLE 8

                               Further Agreements

            8.1 No Shop. From after the date hereof and until the Effective Time (but in the event conditions to the obligations of Parent pursuant to Section
3.5 shall not be satisfied, or Parent shall have elected not to consummate the Closing, then until the expiration of the Closing Period):

                  (a) The Company agrees, directly or indirectly, without the prior written consent of Parent, that it shall not and shall not permit any subsidiary or affiliate to (i) offer, convey or license any assets or properties (including a non-exclusive license or other transfer of patent rights and other intellectual property, including an antibody or a process related thereto) of or used by the Company or the business of the Company, (ii) issue, sell or purchase any shares of any class or series of any of the issued and outstanding capital stock or other equity of the Company or any subsidiary or any security convertible into or exchangeable for such stock or other equity interest or any option or warrant with respect to such stock or other equity interest (except in the normal course of granting options under existing stock option plans and shares of capital stock issuable upon the exercise or conversion of options, rights, or securities presently outstanding), (iii) enter into, extend, reinstate or acquiesce in the revocation of the termination of any (A) research agreement or collaboration or other similar allocation of resources to or for the benefit of any other entity, or (B) any management agreement having the effect of transferring the power or authority (whether or not exercised) to influence control (affirmatively or negatively) over the Company, a subsidiary or its operations (other than pursuant to existing covenants in a loan or credit agreement in favor of the holder of the secured indebtedness of the Company following the Merger), or (iv) merge or consolidate with another entity, or enter any agreement with respect to the foregoing; and

                  (b) Neither the Company, Shareholders nor anyone acting on its or any of their behalf will (i) solicit, entertain or encourage inquiries, offers or proposals, or enter into, pursue, or carry on any discussions or negotiations, with respect to any transaction of the type referred to in clause
(a) above of this Section 8.1, with any person or entity other than Parent, or
(ii) furnish to any person or entity (other than Parent and its authorized representatives) any non-public information concerning the Company or its business, financial or scientific affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of the Company or a possible license of technology or research arrangement or business combination or reorganization involving the Company; and

                  (c) No Shareholder shall sell, transfer, dispose or distribute any shares of any class or series of capital stock of the Company or any security convertible into or exchangeable for such stock or grant or sell any option or other right with respect thereto, or enter into or grant any proxy, voting trust or other voting arrangement.

Parent may, by written notice of its abandonment of the Merger to the Representative specifically referring to this Section, release one or more Shareholders from the provisions of this Section as they pertain to restrictions on the sale, transfer or other disposition of shares of the Company by such Shareholder. The provisions of this Section 8.1 shall not be deemed to limit or negate any other obligations of the Company, the Major Shareholders or other Shareholders under this Agreement.

            8.2 Historic Financial Statements. Prior to the Closing, or within thirty (30) days thereafter, the Company will cause to be prepared and delivered to Parent unaudited statements of income and cash flow for the fiscal years ended December 31, 1997 and 1998 and audited financial statements of income and cash flow for the fiscal year ended December, 1999 and balance sheets as at the end of each such period reflecting the results of operations and the assets and liabilities of the Company (the "Historic Financials"), which Historic Financials shall be prepared in accordance with generally accepted accounting principles consistently applied in compliance with rules and regulation of the SEC for inclusion of such statements in a registration statement on Form S-1, and shall be audited by the independent certified public accounting firm of Arthur Andersen LLP, and shall be accompanied by the customary certification and report of the Company's accounting firm as to such audit and such financials, and a consent from such accounting firm for such Historic Financial to be utilized in the reports of Parent required under the Exchange Act. Prior to the audit, such accounting firm shall issue to Parent and the Company an "agreed upon procedures letter" relating to procedures to be performed during such audit, such procedures to be adequate to support the conclusions reached. The scope of such audit shall be agreed upon by such accounting firm, the

Company, Arthur Andersen LLP and Parent prior to the commencement off field work, such scope to be reflected in an engagement letter from Arthur Andersen LLP. The Historic Financials, when delivered to Parent, shall be deemed "Financial Statements" for purposes of Section 4.5 hereof and the representations and warranties set forth in Section 4.5 hereof shall be deemed to apply with equal force and effect as of the date of such delivery and as of the Closing Date to the Historic Financials.

            8.3 Break-up Fee. (a) Subject to and upon the occurrence of a "Break-up Event" (as defined in Section 8.3(b) below), the Company shall pay, in immediately available funds, to Parent at the offices of Parent in New Haven, Connecticut, the "Break-up Fee" specified in Section 8.3(c) hereof.

                  (b) A "Break-up Event" shall be deemed to have occurred if the Company or any subsidiary or Shareholder (or any successor, assign, trustee or custodian thereof) shall enter into or the Board of Directors of the Company or any subsidiary or Shareholder shall do or authorize or approve (with or without and whether or not subject to, diligence, financing or other conditions), or publicly announce or confirm an agreement with any group, entity or person other than Parent in violation of or with respect to any of the matters referred to in
Section 8.1 of this Agreement.

                  (c) If a Break-up Event shall have occurred prior to the expiration of the Closing Period, then the Break-up Fee shall be $3.5 million; provided, that the obligation of the Company under this subsection (c) to pay such Break-up Fee shall be subject to the satisfaction of the following conditions:

                        (i) Parent shall not have theretofore exercised any right or stated in writing its intent to terminate the Merger, except as a consequence of the failure of the Company, a Shareholder or other party to perform its obligations under Section 8.1(b);

                        (ii) the representations and warranties of Parent contained in this Agreement shall have been true and correct in all material respects and Parent shall have performed all of its obligations under this Agreement to the extent required to be performed on or prior to the date of the Break-up Event; and

                        (iii) consummation of the transaction contemplated hereby shall not have been prevented by the failure of any condition to the obligations of the Company set forth in this Agreement to have been satisfied as a consequence of any act or omission by Parent.

                  (d) The obligations of the Company to pay the Break-up Fee shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or a Shareholder may have against Parent or Sub or any principal thereof, or anyone else. Neither Parent nor any principal thereof shall be required to mitigate its or his damages.

                  (e) If a Break-up Event occurs, Parent shall nevertheless continue to be entitled to make competing bids for any or all of the business of the Company or other selling party (and to present the relative merits of bids it may make to parties in interest) but in the event that Parent is the successful bidder, then Parent shall not be entitled to the Break-up Fee.

            8.4 Non-Solicitation of Employees. In the event the Closing does not occur, the Company, a Major Shareholder and Parent shall not, during a period of one (1) year following the expiration of the Closing Period, solicit, raid, entice or induce any person who presently is an employee of or consultant to the other to become employed by or to become a consultant to any other person or entity.

            8.5 Listing of Parent Common Stock. Parent shall use best efforts to cause the Parent Shares to be approved for listing by NASDAQ; such listing to be effective upon the effective date of the registration statement under Section
10.4 hereof.

            8.6 Rule 144. During the two (2) year period from and after the Closing Date, Parent will use its best efforts to comply with the provisions of Rule 144(c) under the Securities Act and file with the SEC in a timely manner all reports required of Parent under the Exchange Act in order that all persons who may be deemed to be affiliates of the Company (as that term is used in Rule 145 under the Securities Act), and who will become the beneficial owner of Parent Common Stock pursuant to the Merger, may resell Parent Common Stock pursuant to Rule 145 under the Securities Act or pursuant to a Registration Statement (as hereinafter defined) under Section 10.4.

            8.7 Public Announcements. None of the Company, any Shareholder or Parent shall disclose the existence or content of this Agreement to any third party without the prior written consent of Parent and the Company. Parent and the Company shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and
(ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange or quotation system, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

            8.8 Employee Stock Options; Incentive and Benefit Plans. (a) The Company represents that it has not accelerated the vesting or exercisability of or otherwise modified, and, except as provided in this Section 8.8 and except as may occur by reason of the execution of this Agreement and consummation of the Merger, from the date hereof the Company will not accelerate the vesting or exercisability of or otherwise modify, the terms and conditions applicable to the Company Stock Options, whether set forth in the governing stock option plans of the Company, option agreements with employees or otherwise. Prior to the Effective Time, the Company shall take all actions as may be required to cause each Company Stock Option which is outstanding and unexercised at the Effective Time to be converted automatically or exchanged into an option to purchase Parent Shares in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the 1999
Plan).

                  (b) Parent shall assume all outstanding option grants of the Company disclosed on Schedule 4.3, in accordance with their current terms.
Specifically:

            Each option to purchase Shares of the Company that was granted pursuant to the 1999 Plan prior to the Closing and which remains outstanding immediately prior to the Closing shall be converted or exchanged, at the Closing, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, that number of shares of Parent Common Stock determined by multiplying the number of Shares of the Company subject to such Company Stock Option by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of Parent Common Stock, at a price per share equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio, rounded if necessary, up to the nearest whole cent; provided however, that in the case of any Company Stock Option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of section 424(a) of the Code. The duration and other terms of the assumed option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Parent.

                  (b) Parent agrees to register the shares of Parent Common Stock issuable upon exercise of the outstanding options to purchase Parent Common Stock into which options to purchase shares of the Company have been converted or for which exchanged, by filing with the SEC a registration statement on Form S-8 or amending its existing registration statement on Form S-8 under the Securities Act, converting such shares, as Parent shall deem appropriate. Parent shall file such registration statement or amendment, with respect to fifty percent (50%) of the shares of Parent Common Stock issuable upon exercise of such options, within three business days after the effectiveness of the Registration Statement referred to in Section 10.4 below covering the first fifty percent (50%) of such shares and within three business days after the effectiveness of the Registration Statement covering the remaining fifty percent (50%) of such Parent Common Stock.

            8.9 Reverse Break-up Fee. (a) Subject to and upon the occurrence of a "Reverse Break-up Event" (as defined in Section 8.9(b) below), Parent shall pay in immediately available funds, to the Company at the offices of the Company in San Diego, California, the "Reverse Break-up Fee" of $1,000,000.

                  (b) A "Reverse Break-up Event" shall be deemed to have occurred if (i) Parent shall elect not to close the Merger and (ii) Shareholders and the Company shall have fulfilled all of the Parent's conditions precedent to Parent's obligations hereunder, other than the conditions set forth in subsection (i), (k), (l) and (o) of Section 3.5 (such conditions to be fulfilled by the

Company and Shareholders being referred to as "Company Controlled Conditions"), to the extent the fulfillment of such conditions precedent are not within the Company's or a Shareholder's control). It is specifically understood that no Reverse Break-up Fee shall be payable in the event any of the Company Controlled Conditions shall not be fulfilled, including without limitation if there shall be an action, suit, legal, administrative or arbitration proceeding or inquiry relating to or threatened against the Company or Parent or any officer, director or employee of the Company or Parent which involves any of the Intellectual Property of or used in connection with or necessary to conduct the services of the Company or its Products (a "Material Litigation").

            8.10 Stockholder Voting Agreements. Concurrently herewith, Parent is entering into the Stockholder Voting Agreements, with each of the Major Shareholders, substantially in the form of Exhibit 8.10.

                                    ARTICLE 9

                                 Indemnification

            9.1 Obligation to Indemnify. (a) On the terms and subject to the limitations set forth herein, Parent hereby assumes and agrees to save, indemnify and hold harmless Shareholders from and against, and shall on demand reimburse Shareholders for:

                        (i) any and all loss, liability, damage or deficiency suffered or incurred by Shareholders by reason of any misrepresentation or breach of warranty by Parent or nonfulfillment of any covenant or agreement to be performed or complied with by Parent under this Agreement or in any agreement, certificate, document or instrument executed by Parent and delivered to the Company pursuant to or in connection with this Agreement; and

                        (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, settlement payments, awards, fines, penalties, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing, or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any of the obligations under this
Section 9.1(a).

                  (b) On the terms and subject to (i) the limitations set forth herein, and (ii) the Disclosure Schedules attached hereto, the Major Shareholders hereby jointly and severally assume and agree to save, indemnify and hold harmless Parent and its Affiliates and their respective directors, officers, shareholders, agents, successors and assigns, including after the Closing, the Company (collectively, "Parent Indemnitees") from, against and in respect of, and shall on demand reimburse Parent for:

                        (i) any and all loss, liability, damage or deficiency suffered or incurred by Parent or by reason of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement to be performed or complied with by any of the Company, any Major Shareholder under this Agreement or any agreement, certificate, document or instrument executed by any of the Company or a Major Shareholder and delivered to Parent pursuant to or in connection with this Agreement;

                        (ii) any and all Taxes which are due or payable by Company, or arise out of the operation of Company's business on or prior to the Closing Date, except to the extent reflected on the Closing Balance Sheet;

                        (iii) any and all loss, liability, damage, cost or expense suffered or incurred by the Company and/or Parent by reason of any claims of or entitlements to severance pay, termination pay and/or other benefits arising or accruing or claimed to arise or accrue with respect to any employee of Company, by reason of the transactions contemplated by this Agreement;

                        (iv) any and all loss, liability, damage, cost or expense suffered or incurred by the Company and/or Parent by reason of any claim or entitlement by any person or entity for any finder's fee, commission or other compensation in connection with the transactions contemplated by this Agreement and arising out of any contact by any Major Shareholder or by the Company with any such claimant; and

                        (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, settlement payments, awards, fines, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees, incident to any of the foregoing or incurred in investigating or attempting to avoid the reasonable possibility of the same or to oppose the imposition thereof, or in enforcing any of the obligations under this Section 9.1(b).

            9.2 Liability of Major Shareholders. Each representation, warranty, indemnity, covenant and agreement made in this Agreement or in any agreement, certificate or instrument delivered by or on behalf of the Company or any of the Major Shareholders to Parent pursuant to or in connection with this Agreement, are, and shall be deemed, joint and several representations, warranties, indemnities and covenants of each of the Major Shareholders. Notwithstanding the foregoing to the contrary, (i) with respect to the covenant set forth in Section 8.4, each Major Shareholder will only be liable for such covenant to the extent breached by such Shareholder; provided, however, that the Liability Cushion (defined below) shall not apply to or include any losses, liabilities, damages and expenses in respect the misrepresentation or breach of any matter in a Purchaser's Questionnaire or letter of transmittal, and (ii) Parent shall use reasonable efforts to collect from all Major Shareholders any and all liabilities hereunder (which efforts shall require Parent to make a demand of all Major Shareholders for its liabilities hereunder but shall not require Parent to institute a suit or obtain a judgment or exhaust any other remedies against any one or more Major Shareholders).

            9.3 Survival; Limitations. (a) Each of (i) the respective representations and warranties of the Shareholders and Major Shareholders contained in this Agreement or in any instrument or document delivered pursuant hereto and indemnification in respect thereof and (ii) the indemnification obligations set forth in Section 9.1(b)(i), (iii), (iv) and (v) (other than with respect to clause (ii))shall survive the Effective Time for a period of thirteen
(13) months except for the following representations and warranties and indemnification in respect thereof: Sections 4.3, 4.4, 4.16, 4.17, 4.19 and 4.20 which shall survive for sixty (60) days beyond the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the foregoing, individual representations and warranties referred to in this Section 9.3(a) shall survive the periods specified with respect to the subject matter of the notice if notice of misrepresentation or breach thereof giving rise to such right of indemnity shall have been given as herein provided to the parties or parties against whom such indemnity may be sought prior to the expiration of such periods, and the covenants and agreements of the parties hereto contained in this Agreement or in any instrument or document delivered pursuant hereto and the indemnification in respect thereof shall survive the Effective Time without time limit.

                  (b) No party hereto shall have an indemnification obligation pursuant to this Article 9 in respect of any representation, warranty or covenant unless such party shall have received from the party seeking indemnification written notice of the existence of the claim, or if amounts are to be incurred in avoiding the reasonable possibility of the claim, written notice of the reasonable possibility of the claim, for or in respect of which indemnification in respect of such representation or warranty is sought. Excluding claims under Section 9.6, such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis, of such claim, (ii) an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

                  (c) Any payment under this Article 9 required to be made by a Shareholder may, in the discretion of such Shareholder, be made in Parent Common Stock, and any payment required to be made by Parent shall be made in Parent Common Stock, in each case at the Average Price.

                  (d) Any action to be taken by the Major Shareholders pursuant to this Article 9 may be taken by those Major Shareholders who, immediately prior to the Closing Date, held a majority of the Shares held by all Major Shareholders.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, none of the Major Shareholders shall be required hereunder to indemnify or hold Parent or any affiliate thereof harmless against damages or other losses until such time as the aggregate amount of all damages, or other losses shall exceed $500,000 (the "Liability Cushion"), at which time the Major Shareholders shall be responsible without regard to such threshold; provided, however, that such Liability Cushion shall not apply to or include (A) any obligations of the Company or a Major Shareholder under Sections 7.1, 8.3, 8.4 or 8.7 hereof, or any other covenant or agreement of a Major Shareholder (as opposed to its representations and warranties) relating to a period after the Effective Time contained in this Agreement or in any instrument or document delivered pursuant hereto, or (B) any losses, liabilities, damages and expenses in respect of misrepresentations or breaches of warranty under
Section 4.3 or 4.4(a) or in any instrument or document delivered pursuant hereto; provided, further, however, that in no event shall the aggregate liability of the Major Shareholders under this Agreement to Parent exceed $20 million (the "Cap").

            9.4 Covered Proceedings. (a) (i) If any action or proceeding is commenced by a third party against a party entitled to indemnification under
Section 9.1 hereof (an "Indemnitee") in respect of which the Indemnitee proposes to hold any party or parties obligated to provide such indemnification with respect thereto (the "Indemnitor(s)") liable under the provisions of this
Section 9.1 hereof (a "Covered Proceeding"), the Indemnitee shall give the Indemnitor(s) prompt written notice of such Covered Proceeding and copies of all pleadings filed relating thereto within twenty (20) days after the Indemnitee's receipt thereof.

                        (ii) If the Indemnitor(s) shall, at its (their) option, elect by prompt written notice to each Indemnitee to contest or defend any such Covered Proceeding, the Indemnitor(s) shall, subject to the provisions of this
Section 9.4, be entitled, at its or their sole cost and expense, to contest or defend the same with counsel of its or their own choosing, but reasonably satisfactory to the Indemnitee, and in such event the Indemnitee shall not settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor(s) (which consent shall, however, not be unreasonably withheld or delayed), so long as the Indemnitor(s) is (are) actively contesting and defending the same in good faith.

                        (iii) Notwithstanding the foregoing provisions of this
Section 9.4(a), if the Covered Proceeding does not seek only monetary damages, but seeks any injunction or other equitable relief or specific performance against any Indemnitee, then the Indemnitee shall be entitled to elect not to contest, and shall be entitled to settle and discharge, any claim arising thereunder; provided that if the Indemnitee shall elect not to contest, but rather to settle and discharge any such particular claim, the indemnity obligation of the Indemnitor(s) with respect thereto shall be limited to that portion of the liability arising from the election of the Indemnitee not to contest but rather to settle and discharge the same (without the consent of the Indemnitor(s)) which is reasonable after taking into account the substantive merits of the position taken by the Indemnitor(s) in opposing such claim, as compared to the risks of litigation or other opposition.

                        (iv) Notwithstanding anything to the contrary contained in this Section 9.4(a):

                                       (A) Even if the Indemnitee fails to give
the Indemnitor(s)
timely notice of a Covered Proceeding or otherwise defaults in its obligations under this Section 9.4(a), the sole remedy of the Indemnitor(s) for such default shall be to offset against the indemnification liability otherwise payable by the Indemnitor(s) to the Indemnitee the amount of damages actually suffered by the Indemnitor(s) as a result of such default.

                                       (B) In the event the Indemnitor(s)
elect(s) (and is (are) entitled as provided herein) to defend a Covered Proceeding, the Indemnitee shall be entitled to participate in the defense thereof with its own separate counsel and receive copies of all pleadings and other papers in connection therewith. In such event, the fees and expenses of such Indemnitee's counsel shall, except as otherwise provided in Section 9.1 hereof, be borne by the Indemnitee, unless the Indemnitee reasonably determines that it may have one or more defenses available to it which are different from or in additional to those available to the Indemnitor or the Covered Proceeding also involves or could reasonably be expected to have an effect upon matters beyond the scope of the indemnification obligations set forth in this Agreement. In such event, the Indemnitor shall not have the right to direct the defense thereof.

                                       (C) Whether or not the Indemnitee shall
participate in the defense of any Covered Proceeding, the Indemnitor(s) shall keep the Indemnitee informed at all stages of any and all Covered Proceedings.

                                       (D) If the Indemnitor(s) do(es) not (or
is (are) not entitled to) elect to contest or defend a Covered Proceeding, or after so electing do(es) not actively contest and defend the same in good faith, and in conformity with the requirements of Section 9.4(a), the Indemnitee shall be entitled to contest, defend and/or settle such Covered Proceeding on such terms and with such counsel as the Indemnitee reasonably deems appropriate, and at the sole cost and expense of the Indemnitor(s).

                                       (E) If the Indemnitor(s) is (are)
otherwise entitled to control the settlement of a Covered Proceeding (subject to the requirements and limitations of this Section 9.4(a)), the Indemnitor(s) will be entitled to control such settlement only if (I) the terms of such settlement require no more than the payment of money (i.e., such settlement does not require the Indemnitee to admit any wrongdoing or take or refrain from taking any action), (II) the full amount of such monetary settlement is paid by the Indemnitor(s), and (III) the Indemnitee receives as part of such settlement a legally binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to the Indemnitee, providing that the Covered Proceeding and any claimed liability or obligation of the Indemnitee with respect thereto is being fully satisfied by reason of such settlement and that the Indemnitee is being released from any and all obligations or liabilities it may have with respect thereto.

                                       (F) No Indemnitor shall have any right to
defend any Covered Proceeding unless each Indemnitor unconditionally acknowledges in writing, within a reasonable period of time after any Indemnitee gives notice of such Covered Proceeding, that each

Indemnitor is obligated to indemnify each Indemnitee in full with respect to such Covered Proceeding as provided in this Section 9.4, and no Indemnitor has defaulted or breached any material obligation under or pursuant to this Agreement.

            9.5 Contribution. (a) If the indemnification provided for in Section 9.1(a) or (b) is unavailable to an indemnified party in respect of any losses, claims, expenses, damages or liabilities referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of Parent and the Major Shareholders in connection with the statements, omissions or transactions that resulted in such losses, claims, expenses, damages or liabilities, as well as any other relevant equitable considerations (including, without limitation, the failure of any Major Shareholder to comply with the provisions of Section 8.1). The relative fault of Parent and the Major Shareholders shall be determined by reference to, among other things, whether the omission or alleged omission to state a material fact relates to information supplied by such party, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and the observance of the provisions of this Agreement.

                  (b) In order to provide for just and equitable contribution in circumstances, if any, in which a Major Shareholder (a "Responsible Major Shareholder") shall become responsible to indemnify Parent or shall in respect of such indemnification pay to Parent an indemnification payment in an amount in excess of such Major Shareholder's proportionate share thereof, then each other Major Shareholder ("Other Major Shareholder") shall contribute and pay to the Responsible Major Shareholder, or reimburse the Responsible Major Shareholder, an amount which shall equal its proportionate share of such excess payment. If, however, such allocation is not permitted by applicable law, then each Other Major Shareholder shall contribute to such amounts paid or payable by the Responsible Major Shareholder in respect of any amount for which such indemnification would otherwise be available in such proportion as is appropriate to reflect the relative benefits received by each Other Major Shareholder, as the case may be, on the one hand, and the Responsible Major Shareholder, on the other, as well as the relative fault of the Other Major Shareholders, as the case may be, on the one hand, and the Responsible Major Shareholder, on the other, pursuant to the event in connection with which such indemnification has arisen.

                  (c) Parent and each Major Shareholder agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in such of the two immediately preceding paragraphs as shall be applicable. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately two preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigation or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation

                  (d) The obligations of the parties under this Section 9.5 shall be subject to the Liability Cushion and the Cap, in accordance with
Section 9.7.

            9.6 Administration of Claims. The procedure for administration of indemnification claims shall be as follows:

                  (a) Claim Notice. If Parent determines that a Parent Indemnitee is entitled to indemnification hereunder, then Parent shall deliver to the Representatives a written notice thereof (a "Claim Notice") setting forth
(i) a brief description of the circumstances supporting Parent's belief that such entitlement to indemnification exists and (ii) to the extent possible, a non-binding, preliminary estimate of the aggregate dollar amount of all loss, liability, damage, cost or expense (collectively "Damages") that have arisen or may arise therefrom or are otherwise associated therewith (such aggregate amount being referred to as the "Claim Amount").

                  (b) Response Notice. Within thirty (30) days after the delivery of a Claim Notice to the Representatives, the Representatives shall either (i) pay or cause to be paid to Parent (A) the entire Claim Amount set forth in such Claim Notice or (B) a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice and deliver to Parent a written notice (a "Response Notice") containing a statement that the remaining portion of such Claim Amount is being disputed; or (iii) deliver to Parent a Response Notice containing a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If payment under clause (i) above is to be made from an escrow of shares ("Escrow Shares") of Parent Common Stock established by the Major Shareholder, then the Representatives shall deliver to Parent, within thirty days after the delivery of the Claim Notice in the case of clause (A) above or as part of the Response Notice in the case of clause (B) above, a copy of instructions to the escrow agent for the Escrow Shares to release, transfer, assign and deliver to Parent the appropriate number of shares of Parent Common Stock. The Representatives may contest the payment of a Claim Amount set forth in such Claim Notice only based upon a good faith belief that such portion of the Claim Amount does not constitute an amount for which any Parent Indemnitee is entitled to seek indemnification under the Merger Agreement and the related Response Notice shall set forth in reasonable detail the basis on which the Representatives contest such Claim Amount or a statement that they do not have sufficient information to determine whether the Major Shareholders are required to pay such Claim Amount. If no Response Notice is received by Parent from a Representative within thirty (30) days after the delivery of a Claim Notice to the Representatives, then the Representatives shall be deemed to have agreed on behalf of the Major Shareholders that the entire Claim Amount set forth in the Claim Notice shall be due and payable to Parent and, with respect to the Escrow Shares, shall be deemed to have given instructions to the escrow agent to release, transfer, assign and delivery to Parent the appropriate number of shares of Parent Common Stock.

                  (c) Contested Amounts. In the event that any Response Notice indicates that there is a dispute as to all or any portion of a Claim Amount (a "Contested Amount"), the Representatives and Parent shall for a period of not more than thirty (30) days attempt in good faith to resolve such Contested Amount.

                  (d) Arbitration. If no such resolution can be reached within such thirty (30) day period, either Parent or the Representatives may demand arbitration of the matter through binding and nonappealable arbitration in New York County, New York, before a panel of three arbitrators (with one designated by Parent and one designated by the Representatives, and the third arbitrator designated by the first two) pursuant to the rules of the American Arbitration Association. Any arbitrator designated by Parent or the Representatives must be an "Independent Person." For the purpose of this subsection (d), an "Independent Person" shall be an individual who is not and has not been (i) a director, officer, employee, agent or shareholder (either as a holder of a legal or a beneficial interest) of any party hereof, (ii) a consultant to any party hereto,
(iii) a person with a direct or indirect financial interest in any contract with any party hereto; (iv) a director, officer or key employee of a company at a time when such company was party to a contract with any party hereto, or (v) a relative of any person referred to in clauses (i), (ii), (iii) or (iv) above. As used in the immediately preceding sentence, the term "any party hereto" shall be deemed to include any affiliates of the parties hereto and any Shareholders and their affiliates. Arbitration shall be commenced by either Parent or the Representatives giving written notice to the other party hereto that such dispute has been referred to arbitration under this subsection (d). The third arbitrator shall be selected as prescribed above, but if the first two arbitrators do not so agree within 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the American Arbitration Association from the Commercial Arbitration Panel maintained by such Association.

            There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. The arbitrators shall decide the matter to be arbitrated pursuant hereto within sixty (60) days after the appointment of the arbitrators.

            The arbitrators' decision shall relate solely to whether Parent is entitled to receive indemnification for the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement. The final decision of the arbitrator shall be furnished to Parent and the Representatives in writing and shall constitute a conclusive determination of the issue in question, binding upon Parent, the Major Shareholders, the Representatives and the Escrow Fund, and shall not be contested by any of them; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's award. In making such award, the arbitrators shall be authorized to award interest on any amount awarded. This provision for arbitration shall be specifically enforceable by the Representatives and Parent and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each of the Major Shareholders and Parent shall pay their or its own expenses of arbitration and the expenses of the arbitrators shall be equally shared (one-half by Parent and one-half by the Major Shareholders); provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was frivolous or in bad faith, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

            To the extent that arbitration may not be legally permitted hereunder and the Representatives and Parent do not at the time of such dispute or claim mutually agree to submit such dispute or claim to arbitration either the Representatives or Parent may commence a civil action in a court of appropriate jurisdiction to solve disputes or claims hereunder. Nothing contained in this subsection (d) shall prevent the Representatives and Parent from settling any dispute or claim by mutual agreement at any time.

            No party shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies of a type not available in arbitration, including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification or such party's right and obligation to arbitrate any related and unrelated dispute which is otherwise subject to arbitration under this Agreement, unless such waiver is expressed in writing and signed by such party. In the event any person not a party in this Agreement shall commence any interpleader or similar action which either directly or indirectly raises issues which are subject to arbitration hereunder, the Representatives and Parent shall seek a stay of such proceedings pending arbitration in accordance with this Agreement.

            In the event of any third-party claim where the indemnifying party does not assume the defense of such third-party claim, nothing in this subsection (d) shall prevent the indemnifying party from impleading the indemnifying party or otherwise joining the indemnifying party to any litigation relating to such third-party claim.

            After delivery of a Response Notice that the Claim Amount is contested, the Major Shareholders shall cause Escrow Shares having a value, based on the Average Price, equal to the Contested Amount to continue to be held in the escrow so established, notwithstanding the occurrence of a date on which the Escrow Shares shall otherwise be releasable from such escrow, until (i) delivery of a copy of a settlement agreement executed by Parent and the Representatives setting forth instructions as to the release of Escrow Shares that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the arbitrators setting forth instructions as to the release of Escrow Shares that shall be made with respect to the Contested Amount. In no event shall Parent have any liability for any decline in value of the Escrow Shares while such shares are being held in escrow.

                  (e) Indemnity Registration Request. If the Major Shareholders send to Parent a Response Notice acknowledging and agreeing that all or a portion of the Claim Amount set forth in the Claim Notice is due and payable by them and requesting that a specified number of shares of Parent Common Stock be included in the Registration Statement contemplated by Section 10.4 (an Indemnity Registration Request), then Parent shall amend such Registration Statement to include the requested shares of Parent Common Stock, upon the following conditions:

                        (i) the most recent closing price of Parent Common Stock shall be at least 120% of the Average Price;

                        (ii) no shares of Parent Common Stock shall be registered under an Indemnity Registration Request if and to the extent that (A) such shares can be sold under Rule 145, or (B) the value of (1) shares owned by the Major Shareholders at any time covered by such Registration Statement, at the most recent closing price of Parent Common Stock preceding the date of the Indemnity Registration Request, (2) proceeds of Parent Shares sold without registration and (3) the Parent Shares subject to the Indemnity Registration Request, at such closing price, shall exceed the Claim Amounts set forth in all Claim Notices at the most recent closing price of Parent Common Stock; and

                        (iii) Parent shall have received an undertaking of the Major Shareholders, in form and substance satisfactory to Parent, agreeing to sell the shares of Parent Common Stock covered by the Indemnity Registration Request through a broker designated therein and directing the broker that the proceeds of such sale be paid directly to Parent, and acknowledged in writing by such broker.

                  (f) Parent acknowledges that the Major Shareholders may desire to establish the escrow described above through the deposit of the certificates representing their Parent Shares with the escrow agent, the re-registration of such certificates in the name of the escrow agent upon deposit with the escrow agent and the re-registration of such certificates in the names of the Major Shareholders upon release from escrow. Parent agrees (i) upon surrender of certificates in the name of the Major Shareholders for depositing into escrow, to issue or cause to be issued a certificate or certificates as requested by the Representatives, and (ii) and upon surrender of certificates for release to the Major Shareholders, to issue or cause to be issued certificates in such names as shall be requested by the escrow agent (remaining shares, if any, to be held as Escrow Shares and re-certificated in the name of the escrow agent; provided, that prior to any such re-certification, Parent and its transfer agent shall receive all such documentation as shall be reasonably requested by it and as required under this Agreement; and provided, further, Parent shall not be required to re-certificate any shares in violation of federal or state securities laws, or are which the subject of a pending Claim Notice.

            9.7 Exclusive Remedy. The parties hereto acknowledge and agree that the indemnification and contribution rights of the parties under Article 9 of this Agreement constitute the exclusive remedy of Parent or the Shareholders for any claim (in contract, tort or otherwise seeking monetary or non-monetary relief) under this Agreement, other than to the extent of fraud, and other than other specific rights granted hereunder, including without limitation, the right to specific performance or to the Break-up Fee or Reverse Break-up Fee. For purpose of this Article 9, the calculation of the Liability Cushion and the Cap shall be made on an aggregate basis, including amounts payable under Section 9.1 and Section 9.5.

                                   ARTICLE 10

                     Restrictions on Transfer; Registration
                            Under the Securities Act

            10.1 Restrictions on Transfer. The Parent Common Stock delivered pursuant hereto shall not be transferable except upon the conditions specified in this Article, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the transfer of any such Parent Common Stock. Each Shareholder will cause any proposed transferee of such Parent Common Stock held by such Shareholder, other than a transferee who purchases (a) in accordance with the provisions of Section 10.4 pursuant to an effective registration statement satisfying the requirements of the Securities Act or (b) pursuant to Rule 145 under the Securities Act, as amended from time to time, to agree to take and hold such Parent Common Stock subject to the provisions and upon the conditions specified in this Article.

            10.2 Restrictive Legend. Each certificate for shares of Parent Common Stock delivered pursuant hereto issued to a Shareholder or to a subsequent transferee shall (unless otherwise permitted by the provisions of Section 10.3 or 10.4) include a legend in substantially the following form:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND THE RULES AND REGULATIONS THEREUNDER. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE AGREES TO COMPLY IN ALL RESPECTS WITH ARTICLE 10 OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 22, 2000 IN RELATION TO WHICH THESE SHARES WERE ISSUED. COPIES OF SUCH ARTICLE 10 MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THIS COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

            10.3 Notice of Proposed Transfers; Rule 144. (a) Each Shareholder agrees to comply in all respects with the provisions of this Section. Prior to any proposed sale, transfer or other disposition of Parent Common Stock delivered pursuant hereto (except for transfers between Shareholders and other than under the circumstances described in paragraph (b) below with respect to termination of restrictions on transfers pursuant to Rule 144(k) under the Securities Act, as amended from time to time ("Rule 144(k)") or in Section 10.4), the affected Shareholders shall give written notice to Parent of such Shareholder's intention to effect such sale, transfer or other disposition. Each such notice shall describe the manner and circumstances of the proposed sale, transfer or other disposition in reasonable detail, and shall be accompanied by either (i) an opinion of counsel, and in form and substance, reasonable acceptable to Parent addressed to Parent, to the effect that the proposed sale, transfer or other disposition of such Parent Common Stock may be effected without registration under the Securities Act, or (ii) a "no action" letter, in form and substance reasonably acceptable to Parent, from the SEC to the effect that such sale, transfer or other disposition of such Parent Common Stock without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the holder of such Parent Common Stock shall be entitled to transfer such Parent Common Stock in accordance with the terms of the notice delivered by the Shareholders to Parent; provided, however, that no such notice or opinion of counsel shall be required for a transfer by will or interstate succession from any Shareholder to his or her spouse or family members, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were an original Shareholder hereunder. The provisions of this Section 10.3(a) shall not be applicable to a bona fide pledge of Parent Common Stock to any bank, registered broker/dealer or other financial institution.

                  (b) Notwithstanding the foregoing, no opinion of counsel shall be required for (i) any sale, transfer or other disposition of such Parent Common Stock or the removal of the above legend from the certificates therefor or (ii) the removal of the above legend based upon the termination of restrictions on sales of such stock pursuant to Rule 144(k), if the Shareholder holding such shares of Parent Common Stock shall deliver to Parent in its stead a certificate stating that such shares are (i) eligible for sale pursuant to Rule 144, as amended from time to time, under the Securities Act and representing and warranting to Parent that such sale will be made in accordance with such Rule, or (ii) eligible for termination of restrictions on sale pursuant to Rule 144(k), as amended from time to time, under the Securities Act and representing and warranting to Parent that such shares are so eligible in accordance with such Rule, in each case together with a summary of the bases for such statements, unless within ten (10) days after receipt of such a certificate Parent shall reasonably determine in good faith that an opinion of counsel is required to ensure compliance with the Securities Act and shall so notify such Shareholder.

            10.4 Registration of Stock; Restriction on Sales. (a) Parent agrees to prepare and, subject to the Shareholders providing the requisite information pursuant to Section 10.6 and the completion of the audited financial statements of the Company for 1997, 1998 and 1999, file a registration statement (the "Registration Statement"), including a prospectus (the "Prospectus"), with the SEC under the Securities Act and satisfy such filing, registration and qualification requirements of the relevant state securities (blue sky) laws of such states as the Shareholders may reasonably request, (i) within fifteen (15) days after publication of its consolidated financial statements for the period ending on the last day of the fiscal quarter in which the Effective Time falls, covering the sale of fifty percent (50%) of the Parent Shares delivered to Shareholders and (ii) on or before the end of the fiscal quarter of Parent following the end of the fiscal quarter of Parent in which the Registration Statement in clause (i) shall be filed, covering the remaining fifty percent (50%); provided that Parent will not be required to (x) qualify generally to do business in any such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction (unless Parent is already subject to service of process in such jurisdiction). Parent further agrees to use its best efforts to cause the Registration Statement and such registration and qualification to become effective as soon as practicable after filing. The Registration Statement shall be on Form S-3; provided that, if such form ceases at any time to be available, the Registration Statement shall be on such other form for the general registration of securities as Parent may deem appropriate. Parent shall furnish the Representatives with an initial draft of the Registration Statement upon its completion and prior to filing such Registration Statement or any amendment or supplement thereto (other than any documents incorporated by reference therein), furnish to the Shareholders copies thereof. Parent represents and warrants to the Shareholders that currently it meets all of the registrant's requirements of, and qualifies to use, Form S-3.

                  (b) Except as provided in subsections (c) and (d), at any time during the period the Registration Statement is effective, prior to any proposed sale, transfer or other disposition of any Parent Common Stock delivered pursuant hereto, the affected Shareholder shall give at least seven (7) days' written notice to Parent of such Shareholder's intention to effect such sale, transfer or other disposition. Such notice shall state that such sale, transfer or other disposition is intended to be made pursuant to such Registration Statement and the Prospectus and that such Shareholder has a bona fide intention of making such sale, transfer or other disposition. Subject to the provisions of Subsections (c), (d) and (e) below, such Shareholder shall be permitted to effect such sale, transfer or other disposition without further notice to Parent during the twenty-one day period following the expiration of such seven-day period.

                  (c) Notwithstanding anything contained in subsection (b), if at any time after receipt of any such notice from any Shareholder and prior to such sale, transfer or other disposition, Parent shall furnish to such Shareholder a certificate signed by its Chief Executive Officer, stating that in his good faith judgement it would be seriously detrimental to Parent or its shareholders for such sale, transfer or other disposition to be made at such time (including, without limitation, by reason of any disclosure which Parent may be required to make for such purpose), such Shareholder shall not effect such sale, transfer or other disposition except during the twenty-one day period following the expiration of the sooner of (i) a period of ninety (90) days from the date of receipt of such written notice from such officer of Parent or (ii) the receipt of written notice from Parent stating that such Shareholder is permitted to effect such sale, transfer or other disposition.

If prior to such ninety (90) day period there shall no longer be any basis for such a certificate to be issued, Parent shall promptly under the circumstances notify such Shareholder to the effect provided in clause (ii) above. Parent shall not be entitled to defer any such Shareholder sales during any such twenty-one-day period. Each other Shareholder shall also be entitled to sell, transfer or otherwise dispose of Parent Common Stock during any twenty-one-day period referred to in this subsection if such selling Shareholder gives notice to Parent of such intended sale prior to the expiration of such twenty-one-day period.

                  (d) Notwithstanding anything contained in subsections (b) and
(c), the Shareholders shall be permitted, without notice to Parent and free from any right of Parent to defer such sales as herein provided, to sell, transfer or otherwise dispose of Parent Common Stock pursuant to the Registration Statement and the Prospectus during the two periods of 90 days following (i) the date the Registration Statement first becomes effective and (ii) the date Parent first announces to the public its financial results inclusive of the Company covering a period of at least 30 days of post-Closing Date combined operations. Parent shall notify the Shareholders promptly following the date on which it makes such announcement to the public.

                  (e) Parent will, upon delivery to it or its agent of certificates for the Parent Common Stock containing the legend set forth in
Section 10.2 hereof by a Shareholder for registration of the transfer of such stock in accordance with the provisions of this Section, cause certificates without such legend representing the number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock being transferred and new certificates with such legend representing the number of remaining shares not being so transferred, if any, to be issued in exchange for such legended certificates.

            10.5 Registration Procedures and Expenses. Parent agrees that after the filing of the Registration Statement it will:

                  (a) prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective until the Parent Common Stock so registered and qualified is no longer owned by any Shareholder or until the expiration of a period of 15 months after the Effective Time, whichever is earlier; provided that, if as result of the exercise by Parent of its rights pursuant to the first sentence of Section 10.4(c), any such twenty-one-day period shall end at any time after such 15-month period, the period during which the Registration Statement shall remain effective shall be extended to the end of such twenty-one-day period;

                  (b) if the Registration Statement ceases for any reason to be effective during the period referred to in clause (a), use its best efforts to either make such Registration Statement effective or to file another registration statement (which for purposes of this Agreement shall be the "Registration Statement" and the related prospectus shall be the "Prospectus") and use its best efforts to cause such Registration Statement to become effective as soon as practicable and remain effective for the period referred to in clause (a);

                  (c) deliver to each Shareholder, as soon as it is available, a conformed copy of the Registration Statement (including any preliminary prospectus) as originally filed and of each amendment thereto (including exhibits and documents incorporated by reference therein);

                  (d) furnish to each Shareholder selling Parent Common Stock so registered under the Securities Act such number of copies of the Prospectus and any amendments or supplements thereto (including all Exhibits thereto and all documents incorporated by reference therein) and the Prospectus included in such Registration Statement (including each preliminary prospectus) as the Shareholders may reasonably request in order to effect the offering and sale of the shares of Parent Common Stock to be offered and sold);

                  (e) pay all fees and expenses (including without limitation registration and filing fees and legal (limited to a single law firm retained by Shareholders), accounting (limited to the accountants retained by the Company) and printing fees and expenses but excluding selling fees, discounts and commissions with respect to the sale of Parent Common Stock and any out-of-pocket expenses of the Shareholders) in connection with such registration or qualification; and

                  (f) if during the period that the Registration Statement is required to be kept effective, any other shares of Parent Common Stock shall be issued in respect of the Parent Common Stock delivered pursuant hereto (by reason of any stock split, stock dividend, reclassification, recapitalization or similar event), Parent agrees to use its best efforts to cause such additional shares of Parent Common Stock to be registered pursuant to the Registration Statement or another registration statement (which other Registration Statement shall be deemed for purposes of this Agreement to be a "Registration Statement" and the related prospectus shall be a "Prospectus") and, except as provided in clauses (i), (ii) and (iii) of Section 10.4(a), registered or qualified under the relevant state securities laws.

            10.6 Accuracy of Information. Parent may require each Shareholder promptly to furnish in writing to Parent such information regarding such Shareholder, the plan of distribution of the Parent Common Stock and other information as Parent may from time to time reasonably request or as may be legally required in connection with such registration. The information with respect to the Company or Shareholders that the Company or any Shareholder furnishes to Parent in writing specifically for use in any registration statement used in connection with the registration of the Parent Common Stock will not contain, at the time such registration statement becomes effective, any fact required to be stated therein or necessary in order to make the statements made therein not misleading.

            10.7 Certain Notifications. During the period of effectiveness of the Registration Statement, Parent shall promptly notify each of the Shareholders of:

                  (a) the effectiveness of the Registration Statement, the receipt of any comments from the SEC relating to statements set forth in the Registration Statement that relate to the Shareholders, and the issuance (or any threatened issuance of which Parent shall be aware) by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any amendment thereto (in which case, the Shareholders will not sell, transfer or otherwise dispose of any Parent Common Stock during the pendency of such stop order), and Parent shall take all reasonable actions required to prevent the entry of such stop order or to remove it if entered; and

                  (b) its intention to file any amendment to the Registration Statement (other than documents incorporated by reference therein) which shall amend the statements referred to in Section 10.6.

            10.8 Indemnification by Parent. Parent shall indemnify and hold harmless each Shareholder from and against any and all losses, claims, expenses, damages and liabilities, joint or several, caused by (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto) or any preliminary prospectus,
(b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation by Parent of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, in each case, except insofar as such losses, claims, expenses, damages or liabilities (i) are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information, relating to the Shareholders, the plan of distribution or any other matter furnished in writing to Parent by or on behalf of any Shareholder expressly for use therein and (ii) relate to any sale, transfer or other disposition that is effected at a time or in any manner that is inconsistent with the provisions of Section 10.4 or any applicable law, rule or regulation; provided that the foregoing indemnity agreement with respect to any prospectus or preliminary prospectus shall not inure to the benefit of the Shareholders if a copy of the most current prospectus at the time of the delivery of the Parent Common Stock was not provided to the purchaser thereof and such current prospectus would have cured the defect giving rise to such loss, claim, damage or liability.

            10.9 Indemnification by the Shareholders. Each Shareholder shall indemnify and hold harmless Parent, its officers and directors, and each Person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Parent to the Shareholders, but only with reference to
(i) information relating to such Shareholder, the plan of distribution or any other matter furnished in writing by or on behalf of such Shareholder expressly for use in the Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary prospectus and (ii) any sale, transfer or other disposition by such Shareholder that is effected at a time or in a manner that is inconsistent with the provisions of Section 10.4. Notwithstanding the foregoing, each Shareholder's liability under this Section 10.9 shall not exceed the proceeds such Shareholder receives from its sale of Parent Common Stock pursuant to the Registration Statement.

            10.10 Conduct of Indemnification Proceedings. In case any proceeding or claim (including any governmental investigation) shall be instituted or asserted involving any person in respect of which indemnity may be sought pursuant to Section 10.8 or Section 10.9, such person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

            10.11 Contribution. If the indemnification provided for in Section
10.8 or Section 10.9 is unavailable to an Indemnified Party in respect of any losses, claims, expenses, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Parent and the Shareholders from the offering of the securities and the relative fault of Parent and the Shareholders in connection with the statements, omissions or transactions that resulted in such losses, claims, expenses, damages or liabilities, as well as any other relevant equitable considerations (including, without limitation, the failure of any Shareholder to comply with the provisions of Section 10.4). The relative benefits received by Parent and the Shareholders shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by Parent and the Shareholders bear to the aggregate public offering price of the securities. The relative fault of Parent and the Shareholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and the observance of the provisions of this Agreement. Parent and each Shareholder agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent

                                   ARTICLE 11

                                  Miscellaneous

            11.1 Specific Performance. The Company and the Shareholders agree that the Company is a unique business and the Shares are unique property that cannot be readily obtained on the open market and that Parent will be irreparably injured if this Agreement is not specifically enforced. Therefore, Parent shall have the right specifically to enforce the performance of the Company and Shareholders and the Company under this Agreement without the necessity of posting any bond or other security, and the Major Shareholders and the Company hereby waive the defense in any such suit that Parent has an adequate remedy at law and agree not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The remedy of specifically enforcing any or all of the provisions of this Agreement in accordance with this Section 11.1 shall not be exclusive of any other rights which Parent may have to terminate this Agreement, or of any other rights or remedies which Parent may otherwise have under this Agreement or otherwise, all of which rights and remedies shall be cumulative.

            11.2 Binding Agreement; Assignment. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement and all rights of Parent shall be assignable to one or more subsidiaries or affiliates of Parent. Such assignment shall not relieve Parent of its obligations hereunder.

            11.3 Law To Govern. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. Parent, the Company and Shareholders also hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State of New York of the United States of America for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the Company and Major Shareholders agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any action, suit or proceeding brought against it in any such court. The Company and Major Shareholders hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. It is further understood and agreed that no failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            11.4 Notices. All notices shall be in writing and shall be deemed to have been duly given if delivered personally or when deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid to the other party hereto at the following addresses:

                 if to the Company or the Shareholders, to:

                 John R. Larson, Shareholders' Representative
                 Messerli & Kramer
                 150 South Fifth Street, Suite 1800
                 Minneapolis, Minnesota 55402

                          and to:

                 Dr. Katherine Bowdish
                 Prolifaron, Inc.
                 11494 Sorento Valley Road, Suite K
                 San Diego, California 92121

                 with a copy to:

                 Heller, Ehrman, White & McAuliffe
                 601 S. Figueroa Street
                 40th Floor
                 Los Angeles, California 90017
                 Attention:  G. Thomas Stromberg, Esq.

                 if to Parent or Sub, to:

                 Alexion Pharmaceuticals, Inc.
                 25 Science Park
                 Suite 360
                 New Haven, Connecticut 06511
                 Attention:  Leonard Bell, MD, President

                 with a copy to:

                 Golenbock, Eiseman, Assor & Bell
                 437 Madison Avenue
                 New York, New York  10022
                 Attention:  Lawrence M. Bell, Esq.

or to such other address as any such party may designate in writing in accordance with this Section 11.4.

            11.5 Fees and Expenses. Except as expressly set forth in this Agreement, each of the parties shall pay its own fees and expenses with respect to the transactions contemplated hereby, provided, however, the Company will pay, either before or after the Closing Date all reasonable fees and expenses of Arthur Andersen LLP and HEWM with respect to the Merger incurred by the Company or by any of the Shareholders in connection with the Merger. The fees and expenses of any separate counsel engaged by any Shareholder, as well as fees and expenses of HEWM for any estate planning and other non-Merger-related work, shall be borne by such Shareholder.

            11.6 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter; provided, that the Non-Disclosure Agreement shall continue in effect in accordance with its terms. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

            11.7 Waivers. Any failure by any party to this Agreement to comply with any of its obligations hereunder may be waived by Shareholders in the case of a default by Parent and by Parent in case of a default by Shareholders. No waiver shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            11.8 No Third-Party Beneficiaries. Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

            11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

            11.10 Headings. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections and paragraphs.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PROLIFARON, INC.                        ALEXION PHARMACEUTICALS, INC.

By: /s/ Katherine Bowdish               By: /s/ Leonard Bell
  -------------------------------         --------------------------------------
   Name: Katherine Bowdish                Name: Leonard Bell
   Title: Chief Executive Officer         Title: President


SHAREHOLDERS:                           PI ACQUISITION COMPANY, INC.

/s/ John R. Larson                      By: /s/ Stephen Squinto
---------------------------------         --------------------------------------
John Larson                               Name: Stephen Squinto
                                          Title: President

/s/ Richard Alan Lerner                 /s/ James E. Iverson
---------------------------------       ----------------------------------------
Richard Alan Lerner                     James E. Iverson

/s/ Katherine Bowdish                   /s/ Carlos Barbas
---------------------------------       ----------------------------------------
Katherine Bowdish                       Carlos Barbas

/s/ Shana Barbas                        /s/ Dennis Burton
---------------------------------       ----------------------------------------
Shana Barbas                            Dennis Burton

/s/ Ronald A. Matricaria
---------------------------------
Ronald A. Matricaria

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

ARTICLE 1......................................................................1

   1.1     THE MERGER..........................................................1
   1.2     EFFECTIVE TIME OF THE MERGER........................................2
   1.3     CERTIFICATE OF INCORPORATION........................................2
   1.4     BY-LAWS.............................................................2
   1.5     DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.....................2

ARTICLE 2......................................................................2

   2.1     EXCHANGE RATIO......................................................3
   2.2     REPRESENTATIVES.....................................................4
   2.3     PURCHASER'S QUESTIONNAIRE...........................................4
   2.4     EMPLOYMENT AND CONSULTING AGREEMENTS................................5
   2.5     EXCHANGE OF CERTIFICATES REPRESENTING SHARES........................5
   2.6     DIVIDENDS; VOTING RIGHTS; TRANSFER TAXES............................6
   2.7     NO FRACTIONAL SECURITIES............................................6
   2.8     CLOSING OF THE COMPANY TRANSFER BOOKS...............................7
   2.9     LOST, STOLEN OR DESTROYED CERTIFICATES..............................7
   2.10    WITHHOLDING  RIGHTS.................................................7

ARTICLE 3......................................................................8

   3.1     CLOSING.............................................................8
   3.2     SELLERS' DELIVERIES.................................................9
   3.3     BUYER'S DELIVERIES.................................................11
   3.4     FURTHER ASSURANCES.................................................11
   3.5     BUYER'S CONDITIONS PRECEDENT.......................................11
   3.6     SELLERS' CONDITIONS PRECEDENT......................................14

ARTICLE 4.....................................................................14

   4.1     ORGANIZATION, STANDING AND QUALIFICATION; NO SUBSIDIARIES..........15
   4.2     RELATED TRANSACTIONS...............................................15
   4.3     CAPITALIZATION.....................................................16
   4.4     AUTHORITY; NO VIOLATION............................................16
   4.5     FINANCIAL STATEMENTS...............................................17
   4.6     ABSENCE OF UNDISCLOSED LIABILITIES; GUARANTEES.....................18
   4.7     ABSENCE OF CHANGES OR EVENTS.......................................18
   4.8     TITLE TO AND CONDITION OF THE COMPANY'S ASSETS.....................21
   4.9     INTELLECTUAL PROPERTY..............................................21
   4.10    SCHEDULES..........................................................24
   4.11    LITIGATION.........................................................27
   4.12    COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS; PERMITS................27
   4.13    INSURANCE..........................................................28
   4.14    ABSENCE OF CERTAIN BUSINESS PRACTICES..............................28

   4.15    ENVIRONMENTAL MATTERS..............................................29
   4.16    EMPLOYEE BENEFITS; EMPLOYEES.......................................30
   4.17    TAXES..............................................................33
   4.18    RECEIVABLES........................................................34
   4.19    RECORDS............................................................35
   4.20    BROKERAGE OR FINDER'S FEE..........................................35
   4.21    DISCLOSURE.........................................................35
   4.22    CERTAIN REPRESENTATIONS............................................35

ARTICLE 5.....................................................................36

ARTICLE 6.....................................................................37

   6.1     ORGANIZATION AND STANDING..........................................37
   6.2     AUTHORITY..........................................................37
   6.3     NO VIOLATION.......................................................37
   6.4     GOVERNMENTAL AUTHORIZATION.........................................38
   6.5     FINANCIAL STATEMENTS...............................................38
   6.6     VALIDITY OF STOCK..................................................38
   6.7     CHANGES SINCE 10-K REPORT..........................................38
   6.8     SEC FILINGS........................................................39
   6.9     LITIGATION.........................................................39
   6.10    CERTAIN REPRESENTATIONS............................................39

ARTICLE 7.....................................................................41

   7.1     CONDUCT OF BUSINESS................................................41
   7.2     CHANGES IN INFORMATION.............................................42
   7.3     ACCESS TO INFORMATION..............................................42
   7.4     PRESERVATION OF BUSINESS...........................................42
   7.5     AFFILIATE AGREEMENTS...............................................42
   7.6     STOCKHOLDER APPROVAL...............................................43
   7.7     COMPANY OFFICERS...................................................43

ARTICLE 8.....................................................................43

   8.1     NO SHOP............................................................43
   8.2     HISTORIC FINANCIAL STATEMENTS......................................44
   8.3     BREAK-UP FEE.......................................................45
   8.4     NON-SOLICITATION OF EMPLOYEES......................................46
   8.5     LISTING OF PARENT COMMON STOCK.....................................46
   8.6     RULE 144...........................................................46
   8.7     PUBLIC ANNOUNCEMENTS...............................................46
   8.8     EMPLOYEE STOCK OPTIONS; INCENTIVE AND BENEFIT PLANS................46
   8.9     REVERSE BREAK-UP FEE...............................................47
   8.10    STOCKHOLDER VOTING AGREEMENTS......................................48

ARTICLE 9.....................................................................48

   9.1     OBLIGATION TO INDEMNIFY............................................48
   9.2     LIABILITY OF SELLERS...............................................49
   9.3     SURVIVAL; LIMITATIONS..............................................50
   9.4     COVERED PROCEEDINGS................................................51
   9.5     CONTRIBUTION.......................................................53
   9.6     ADMINISTRATION OF CLAIMS...........................................54
   9.7     EXCLUSIVE REMEDY...................................................58

ARTICLE 10....................................................................58

   10.1    RESTRICTIONS ON TRANSFER...........................................58
   10.2    RESTRICTIVE LEGEND.................................................58
   10.3    NOTICE OF PROPOSED TRANSFERS; RULE 144.............................59
   10.4    REGISTRATION OF STOCK; RESTRICTION ON SALES........................60
   10.5    REGISTRATION PROCEDURES AND EXPENSES...............................61
   10.6    ACCURACY OF INFORMATION RELATING TO SELLERS........................62
   10.7    CERTAIN NOTIFICATIONS..............................................63
   10.8    INDEMNIFICATION BY PARENT..........................................63
   10.9    INDEMNIFICATION BY THE SHAREHOLDERS................................63
   10.10   CONDUCT OF INDEMNIFICATION PROCEEDINGS.............................64
   10.11   CONTRIBUTION.......................................................64

ARTICLE 11....................................................................65

   11.1    SPECIFIC PERFORMANCE...............................................65
   11.2    BINDING AGREEMENT; ASSIGNMENT......................................66
   11.3    LAW TO GOVERN......................................................66
   11.4    NOTICES............................................................66
   11.5    FEES AND EXPENSES..................................................67
   11.6    ENTIRE AGREEMENT...................................................68
   11.7    WAIVERS............................................................68
   11.8    NO THIRD-PARTY BENEFICIARIES.......................................68
   11.9    COUNTERPARTS.......................................................68
   11.10   HEADINGS...........................................................68

                                   SCHEDULE A

                                  Defined Terms

Term                                                                    Section
----                                                                    -------

"1999 Plan"                                                             4.3(d)
"Affiliate Agreements"                                                  7.5
"Annual Report"
"Average Price"                                                         2.1(a)
"Balance Sheet Date"                                                    4.7
"Balance Sheet"                                                         4.5
"Break-up Event"                                                        8.3(b)
"Break-up Fee"                                                          8.3(a)
"Centocor Research Agreement"                                           3.1(a)
"CERCLA"                                                                4.15(b)
"Closing Amount"                                                        2.3
"Closing Date"                                                          3.1(a)
"Closing Period"                                                        3.1(a)
"Closing"
"Code"                                                                  Preamble
"Common Stock"                                                          Preamble
"Company Documents"                                                     4.4(a)
"Company Material Adverse Effect""                                      4.1(a)
"Company Stock Options"                                                 2.1(a)
"Company"                                                               Preamble
"Consulting Agreement"                                                  2.6
"Covered Proceeding"                                                    9.4(a)
"Effective Time"                                                        1.2
"Employee Benefit Plans"                                                4.16(a)
"Employee-Scientists"                                                   2.5
"Employment Agreement"                                                  2.5
"Environmental Complaint"                                               4.15(b)
"ERISA"                                                                 4.16(a)
"Exchange Agent"                                                        2.6(a)
"Exchange Fund"                                                         2.6(a)
"Exchange Ratio"                                                        2.1(a)
"Financial Statements"                                                  4.5
"GCL"                                                                   1.1
"Hazardous Discharge"                                                   4.15(b)
"Hazardous Substance"                                                   4.15(g)
"HEWM"                                                                  3.2(l)

Term                                                                    Section
----                                                                    -------

"Historic Financials"                                                   8.2
"Indemnifying Party"                                                    10.10
"Indemnitee"                                                            9.4(a)
"Indemnitor"                                                            9.4(a)
"Intellectual Property"                                                 4.9(f)
"Knowledge of any Major Shareholders"                                   4
"Liability Cushion"                                                     9.3(e)
"Licenses and Approvals"                                                4.12(b)
"Liens"                                                                 4.4(b)
"Major Shareholders"                                                    4
"Material Litigation"                                                   8.9(b)
Merger Consideration                                                    Preamble
"MSDS"                                                                  2.1(a)
"Option Reserve"                                                        2.1(a)
"OSHA"                                                                  4.15(e)
"Other Shareholder"                                                     9.5(b)
"Parent"                                                                Preamble
"Parent Common Stock"                                                   2.1(b)
"Parent Shares"                                                         2.1(a)
"Periodic Reports"                                                      5.4(c)
"Properties"                                                            4.10(a)
"Proprietary Products"                                                  4.9(d)
"Proprietary Rights Agreements"                                         4.9(c)
"Prospectus"                                                            10.4(a)
"Proxy Statement"                                                       5.4(c)
"Purchase Price"                                                        2.1
"Purchaser's Questionnaire"                                             2.5
"Registration Statement"                                                10.4(a)
"Representatives"                                                       2.2
"Responsible Shareholder"                                               9.5(b)
"Returns"                                                               4.17(a)
"Reverse Break-up Event"                                                8.10(b)
"Reverse Break-up Fee"                                                  8.9(a)
"Rule 144"                                                              5.4(a)
"Securities Act"                                                        5.4(a)
"Shareholder Documents"                                                 5.2
"Shareholder"                                                           Preamble
"Shareholder Voting Agreements"                                         Preamble
"Shares"                                                                Preamble
"Short Period"                                                          Preamble

Term                                                                    Section
----                                                                    -------

"Sub"                                                                   Preamble
"Sub Common Stock"                                                      Preamble
"Surviving Corporation"                                                 1.1
"Tax"                                                                   4.17(b)
"Taxable Year"                                                          2.1(c)
"Taxing Authority"                                                      4.17(b)
"Termination Date"                                                      11.1(b)

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

      This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (the "Amendment") is made as of September 22, 2000 by and among Alexion Pharmaceuticals, Inc., a Delaware corporation ("Parent"), PI Acquisition Company, Inc., a California corporation and a wholly owned subsidiary of Parent ("Sub"), Prolifaron Inc., a California corporation (the "Company"), and certain major shareholders of the Company (the "Major Shareholders").

                              W I T N E S S E T H:

      WHEREAS, Parent, Sub, the Company and the Major Shareholders entered into the Agreement and Plan of Merger on September 22, 2000 (the "Agreement") and the parties thereto delivered all documents required thereunder to close such merger, to provide for the merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth therein, except that the original certificates and related documents submitted for filing on September 22nd in the State of California were not recorded as filed on such date, and the failure of such documents to be accepted for filing on such date was not the fault of any party; and

      WHEREAS, the determination of the amount of the Merger Consideration in the Agreement is based on the Effective Time occurring on either September 22nd or 25th or thereafter, but the State of California will make the Effective Time of the Merger on Saturday, September 23, 2000, a date that was not specifically accounted for in the determination of the Merger Consideration; and

      WHEREAS, Parent, Sub, the Company and the Major Shareholders desire to amend the Agreement in order to give effect to the parties intention that if the closing of the Merger occurs on September 22, 2000, and if the Effective Time is prior to Monday, September 25th, the Merger Consideration will be 400,000 shares of Parent Common Stock and the pricing of the Merger will not change;

      NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth herein and in the Agreement, the parties hereto agree as follows:

      1. Merger Consideration. The definition of "Merger Consideration" set forth in Section 2.1(a) of the Agreement is hereby amended in its entirety to read as follows:

      The "Merger Consideration" shall be the aggregate number of shares of Parent Common Stock to be issued in respect of the Shares and the aggregate number of shares of Parent Common Stock issuable upon exercise of all Company Stock Options, determined by dividing $36.0 million by the Average Price (defined below); provided, that the number of shares of Parent Common Stock to comprise the Merger Consideration shall not be less than 400,000 shares (except in accordance with the next proviso) nor more than 500,000 shares;

      provided, further, that (i) if the Effective Time occurs on or prior to September 23, 2000 and the Average Price shall be greater than $99.00, then the Merger Consideration shall equal 400,000 shares of Parent Common Stock; and (ii) if the Effective Time occurs after September 23, 2000 and the Average Price shall be greater than $99.00, then Parent may elect to, and the Company shall (x) consummate the Merger with Merger Consideration equal to the number of shares of Parent Common Stock equal to $39.6 million divided by the Average Price or (y) not consummate the Merger, in which case the Company is also not obligated to consummate the Merger, except that if the Effective Time occurs on September 25, 2000 and the Average Price shall be greater than $99.00, then the Merger Consideration shall equal 394,000 shares of Parent Common Stock; provided, further, that if the Average Price shall be less than $64.80, then (i) Parent may at its own discretion increase the number of shares of Parent Common Stock above 500,000 shares to provide a total value, based on the Average Price, of $32.4 million, and if Parent shall determine not to so increase the number of shares then (ii) the Company may determine not (and shall not be obligated) to consummate the Merger in which case Parent is also not obligated to consummate the Merger.

      2. Average Price. The definition of "Average Price" set forth in Section 2.1(a) of the Agreement is hereby amended in its entirety to read as follows:

      "Average Price" means the simple average of closing prices of Parent Common Stock for the 10 trading days ending on the fourth trading day prior to the Effective Time.

      3. Defined Terms. Capitalized terms used in this Amendment but not defined shall have the meanings ascribed to them in the Agreement.

      4. Effectiveness; Continuity of Terms. Pursuant to Section 11.6 of the Agreement, this Amendment shall be effective when executed by Parent, Sub, the Company and each of the Major Shareholders. All other terms and provisions of the Agreement shall remain in full force and effect.

      5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same document.

                       [Rest of Page Intentionally Blank]

      IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.


PROLIFARON, INC.                         ALEXION PHARMACEUTICALS, INC.

By: /s/ Katherine Bowdish                By: /s/ Leonard Bell
   -----------------------------            ----------------------------
   Name: Katherine Bowdish                  Name:  Leonard Bell
   Title:                                   Title: President


SHAREHOLDERS:                            PI ACQUISITION COMPANY, INC.

/s/ John R. Larson                       By: /s/ Stephen Squinto
-----------------------------               ----------------------------
John R. Larson                              Name: Stephen Squinto
                                            Title: President

/s/ Richard Alan Lerner                  /s/ James E. Iverson
-----------------------------            ----------------------------
Richard Alan Lerner                      James E. Iverson

/s/ Katherine Bowdish                    /s/ Carlos Barbas
-----------------------------            ----------------------------
Katherine Bowdish                        Carlos Barbas

/s/ Shana Barbas                         /s/ Dennis Burton
-----------------------------            ----------------------------
Shana Barbas                             Dennis Burton

/s/ Ronald Matricaria
----------------------------
Ronald Matricaria

          [Signature Page to Amendment of Agreement and Plan of Merger]